SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

CENIT Bancorp, Inc.
----------------------------------------------------------------------
(Name of Registrant as Specified In Its Charter)

----------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies.

       ---------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies.

       ---------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       ---------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:

       ---------------------------------------------------------------
    5) Total fee paid:

       ---------------------------------------------------------------

 / / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

       ---------------------------------------------------------------

    2) Form, Schedule or Registration Statement No.:

       ---------------------------------------------------------------

    3) Filing Party:

       ---------------------------------------------------------------

    4) Date Filed:

       ---------------------------------------------------------------

CENIT Bancorp, Inc.
Corporate Offices
Main Street Tower
300 East Main Street, Suite 1350
Norfolk, Virginia 23510
(757) 446-6600


                                                                CENIT
                                                                   Bancorp, Inc.


April 28, 2000



Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the "Meeting") of CENIT Bancorp, Inc. (the "Company"), which will be held at The Chrysler Museum of Art Theater, 245 West Olney Road, Norfolk, Virginia, on June 14, 2000 at 5:00 p.m.

The attached Notice of the Meeting and the Proxy Statement describe the formal business to be transacted at the Meeting.

The Board of Directors of the Company recommends a vote "FOR" each of the three persons who have been nominated to serve as a director of the Company.

YOUR VOTE IS IMPORTANT. You are urged to sign, date and mail the enclosed Proxy Card promptly in the postage-paid envelope provided, or vote via the Internet or by telephone in accordance with the instructions set forth on the Proxy Card. If you attend the Meeting, you may vote in person even if you have already mailed in your Proxy Card or voted by Internet or telephone.

On behalf of the Board of Directors and all of the employees of the Company and its subsidiary, I wish to thank you for your continued support. We appreciate your interest.

Sincerely yours,

/s/ Michael S. Ives

Michael S. Ives
President and Chief Executive Officer

                               CENIT Bancorp, Inc.
                                Main Street Tower
                        300 East Main Street, Suite 1350
                             Norfolk, Virginia 23510
                                 (757) 446-6600

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held on June 14, 2000

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of CENIT Bancorp, Inc. (the "Company") will be held at The Chrysler Museum of Art Theater, 245 West Olney Road, Norfolk, Virginia 23510, on June 14, 2000, at 5:00 p.m.

     A proxy statement and a proxy card for the Meeting are enclosed. The Meeting is for the purpose of considering and voting upon the following matters:

     1.   The election of three directors for terms of three years each; and

     2. Such other matters as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has established April 17, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof. Only record holders of the common stock of the Company as of the close of business on that date will be entitled to vote at the Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Meeting will be available at CENIT Bancorp, Inc., Main Street Tower, 300 East Main Street, Suite 1350, Norfolk, Virginia 23510, for a period of ten days prior to the Meeting and also will be available for inspection at the Meeting itself.

     EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE VIA THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE PROXY CARD. ANY PROXY GIVEN BY A STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM THE RECORD HOLDER OF YOUR SHARES TO VOTE PERSONALLY AT THE MEETING.

                                       By Order of the Board of Directors

                                       /s/ John O. Guthrie

                                       John O. Guthrie
                                       Corporate Secretary
                                       CENIT Bancorp, Inc.
Norfolk, Virginia
April 28, 2000

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. ALSO, PROXIES MAY BE RETURNED BY INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE PROXY CARD.

                               CENIT Bancorp, Inc.
                                Main Street Tower
                        300 East Main Street, Suite 1350
                             Norfolk, Virginia 23510
                                 (757) 446-6600

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  June 14, 2000


Solicitation and Voting of Proxy.

   This proxy statement is being furnished to stockholders of CENIT Bancorp, Inc. (the "Company"), in connection with the solicitation by its Board of Directors of proxies to be used at the Annual Meeting of Stockholders (the
"Meeting") to be held at The Chrysler Museum of Art, 245 West Olney Road, Norfolk, Virginia 23510, on June 14, 2000, at 5:00 p.m., and at any adjournments thereof. The 1999 Annual Report to Stockholders, including the consolidated financial statements for the year ended December 31, 1999, accompanies this proxy statement, which is first being mailed to stockholders on or about May 15, 2000.

   Regardless of the number of shares of common stock owned, it is important that stockholders be represented by proxy or present in person at the Meeting. Stockholders are requested to vote via the Internet or by telephone in accordance with the instructions set forth on the enclosed Proxy Card or by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted FOR the election of each of the nominees for director named in this proxy statement.

   A proxy may be revoked at any time prior to its exercise by filing written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Meeting, filing a notice of revocation with the Secretary and voting in person. However, if you are a stockholder whose shares are not registered in your name, you will need additional documentation from the record holder of your shares to vote personally at the Meeting.

   The cost of solicitation of proxies in the form enclosed will be borne by the Company. The Company has engaged Georgeson & Company to assist it in proxy solicitations regarding the meeting. Georgeson & Company will perform these services at an anticipated cost of approximately $9,500 plus expenses. Proxies may also be solicited personally or by telephone, fax, or telegraph by directors, officers and regular employees of the Company or CENIT Bank (the "Bank"), without additional compensation. The Company and/or Georgeson & Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so. The Company and/or Georgeson & Company may request banks and brokers or other similar agents or fiduciaries to transmit the proxy materials to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing.

Voting Securities and Principal Stockholders.

   The securities that may be voted at the meeting consist of shares of Common Stock of the Company (the "Common Stock"), with each share entitling its owner to one vote on all matters to be voted on at the Meeting, except as described below.

   The close of business on April 17, 2000, has been established by the Board of Directors as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 4,753,663.

   The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. In the event there are not sufficient votes for a quorum at the time of the Meeting, the Meeting may be adjourned in order to permit the further solicitation of proxies. With respect to any action to be taken at the Meeting other than the election of directors (which election will be determined by a plurality of votes cast), the affirmative vote of a majority of those shares present and voting on the action will be required.

Securities Ownership of Certain Beneficial Owners.

   The following table sets forth certain information about those persons known by management to be beneficial owners of more than 5% of the shares of Common Stock outstanding on April 17, 2000. Persons and groups owning in excess of 5% of the Company's Common Stock are required to file certain reports regarding such ownership with the Company and with the Securities and Exchange Commission (the "SEC") in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 (the "Exchange Act").


                                                                               Amount and Nature
                                                                                  of Reported
                                                                                  Beneficial           Percent of
      Title of Class             Name and Address of Beneficial Owner              Ownership             Class(1)
      --------------             ------------------------------------              ----------           ---------
       Common Stock            Mid-Atlantic Investors ("Mid-Atlantic")             478,560 (2)           10.1%
                               and related parties
                               P. O. Box 7574
                               Columbia, South Carolina  29202

       Common Stock            CENIT Employees Stock                               446,347 (3)            9.4%
                               Ownership Plan and Trust
                               ("ESOP")
                               Main Street Tower
                               300 East Main Street, Suite 1350
                               Norfolk, Virginia   23510

(1) The total number of shares of Common Stock outstanding at April 17, 2000 was 4,753,663 shares.

(2) This information on beneficial ownership is based solely on information supplied by Mid-Atlantic Investors, H. Jerry Shearer and Jerry Zucker (the "Mid-Atlantic Group") which the Company has not independently verified. Mr. Zucker disclosed that he has sole dispositive and voting power over 325,752 shares. Mr. Shearer disclosed that he has sole dispositive and voting power over 2,808 shares. All parties report shared dispositive and voting power over 150,000 shares.

(3) Michael S. Ives and John O. Guthrie administer the ESOP in their capacity as trustees of the CENIT Employees Stock Ownership Trust (the "ESOP Trust"). As of the Record Date, 235,145 shares of Common Stock in the ESOP had been allocated to participating employees, and the trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, the ESOP trustees have discretionary voting rights as to allocated shares for which no voting instructions have been received.

   The following table sets forth certain information, as of April 17, 2000, about beneficial ownership of the Common Stock of the Company for each director, director nominee, certain executive officers and for all directors, director nominees and executive officers of the Company as a group.

                                   Number of Shares of
                                      Common Stock
        Name                   Beneficially Owned(1) (2)       Percent of Class
-------------------------      -------------------------       ----------------
David L. Bernd                           21,085                       *
Patrick E. Corbin                        29,030                       *
William J. Davenport, III                 8,938                       *
Thomas J. Decker, Jr.                     9,599                       *
John F. Harris                            7,115                       *
William H. Hodges                        13,765                       *
Michael S. Ives                         198,696                     4.08%
Charles R. Malbon, Jr.                   10,971                       *
Roger C. Reinhold                         9,055                       *
Anne B. Shumadine                        38,445                       *
David R. Tynch                           18,858                       *
Barry L. French                          37,720                       *
John O. Guthrie                          49,294                     1.03%
Roger J. Lambert                          8,722                       *
Alvin D. Woods                           23,654                       *
All directors, director nominees and    490,202 (3)                10.00%
executive officers as a group (4)

*Represents less than 1% of the outstanding shares of Common Stock.

(1) All shares shown as beneficially owned are owned directly or held by spouses or children of the named persons, unless otherwise indicated.

(2) Includes 3,468, 3,468, 1,500 and 3,468 shares held in the Management Recognition Plan ("MRP") Trust as described elsewhere in this proxy statement on behalf of Messrs. French, Guthrie, Lambert and Woods, respectively; 14,528, 7,649, 8,590, 6,472 and 7,220 shares held in the ESOP Trust and allocated to Messrs. Ives, French, Guthrie, Lambert and Woods, respectively; and 3,085, 116,881, 7,974, 10,224, 750, 5,574 and 250 shares which Messrs. Bernd, Ives, French, Guthrie, Lambert, Woods and each other director, respectively, could acquire within 60 days of April 17, 2000, through the exercise of stock options.

(3) Includes 1,592 shares held in the ESOP Trust allocated to an executive officer other than Messrs. Ives, French, Guthrie, Lambert and Woods.

(4) Includes 146,738 shares of Common Stock which such persons could acquire within 60 days of April 17, 2000, through the exercise of stock options. The total number of shares of Common Stock outstanding at April 17, 2000, was 4,753,663 shares.

                      ELECTION OF DIRECTORS AT THE MEETING

   Pursuant to the Company's bylaws, the Board of Directors has established the number of directors of the Company at eleven. Effective at the Meeting, each of the members of the Board of Directors of the Company also serves presently as a director of the Bank. Directors are elected for staggered terms of three years each, with a term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and the Company.

   The three nominees proposed for election at the Meeting are Messrs. David L. Bernd and David R. Tynch, and Ms. Anne B. Shumadine. The Board of Directors believes that the nominees will stand for election and will serve if elected. However, in the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as may be designated by the present Board of Directors. Unless authority to vote for the directors is withheld, it is intended that the shares represented by the enclosed Proxy will be voted FOR the election of the three nominees.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with Respect to Nominees and Continuing Directors.

   The following table sets forth, as of April 17, 2000, the names of the nominees and other directors, their ages, the year in which their terms as directors of the Company expire, and the year in which they became a director of the Company.


                                                                         Expiration of Term       Director of
                                    Positions Held                           as Company           the Company
          Name                      with the Company          Age             Director               Since
----------------------              ----------------          ---            ----------             ------
Nominees

David L. Bernd                          Director              51              2000                   1991
Anne B. Shumadine                       Director              57              2001                   1991
David R. Tynch                          Director              52              2000                   1994

Continuing Directors

John F. Harris                          Director              62              2001                   1998
William H. Hodges                       Director              70              2001                   1991
Roger C. Reinhold                       Director              58              2001                   1994
William J. Davenport, III               Director              52              2002                   1998
Michael S. Ives                         President/Chief       47              2002                   1991
                                        Executive Officer/
                                        Director
Charles R. Malbon, Jr.                  Director              50              2002                   1998


   Set forth below is certain information with respect to the directors and the director nominees of the Company. Unless otherwise indicated, the principal occupation listed for each person below has been his or her principal occupation for the past five years.

     David L. Bernd has been a director of the Bank since 1984. Mr. Bernd is presently Chief Executive Officer of Sentara Healthcare, a regional health services corporation where he has been employed since 1973.

     Patrick E. Corbin is a certified public accountant and Principal of Corbin & Company, P.C., an accounting firm, and has been employed by that firm since 1980. He has been a director of the Bank since 1988. Mr. Corbin is not standing for election to another term.

   William J. Davenport, III, has been a director of CENIT Bank or its predecessor bank since 1985. He is and has been a private investor and realtor for several years.

     Thomas J. Decker, Jr., has been a director of CENIT Bank or its predecessor bank since 1987 and is President of The Prudential-Decker Realty, a real estate brokerage company. Mr. Decker is not standing for election to another term.

     John F. Harris has been a director of CENIT Bank or its predecessor bank since 1987. He is President of Affordable Homes, Inc., a developer of residential housing in the Hampton Roads, Virginia, area.

   William H. Hodges has served as a director of the Bank since 1989, when he retired as a judge of the Virginia Court of Appeals. Judge Hodges had served on the Court of Appeals since his appointment to that position in 1985, and had previously served as a state circuit court judge.

   Michael S. Ives has been a director of the Bank and has been the President and Chief Executive Officer of the Bank since January, 1987.

     Charles R. Malbon, Jr., serves as Chairman of the Board and has been a director of CENIT Bank or its predecessor bank since 1993. He is Vice President of Tank Lines, Inc.

    Roger C. Reinhold became a director of the Company and the Bank on April 1, 1994. Prior to April 1, 1994, Mr. Reinhold had been President and Chief Executive Officer of Homestead Savings Bank, F.S.B. ("Homestead") since 1982. He joined Homestead in 1972.

     Anne B. Shumadine was elected as a director of the Bank in 1991. Mrs. Shumadine is President of Signature Financial Management, Inc., a financial planning firm. She is also an attorney. Ms. Shumadine's current term as a director expires in 2001, but she is being proposed to fill a term that will expire in 2003 in order to fill a vacancy that would otherwise exist in that class of directors.

     David R. Tynch became a director of the Company and the Bank on April 1, 1994. Mr. Tynch is President and Managing Partner of the law firm of Cooper, Spong & Davis, P.C. in Portsmouth, Virginia. He joined that firm in 1986. Prior to April 1, 1994, Mr. Tynch had been a director of Homestead since 1985.

Meetings of the Board and Committees of the Board.

   During 1999, the Board of Directors of the Company held twelve meetings. No director of the Company who served as a director during 1999 attended fewer than 75% in the aggregate of the total number of the Company's board meetings and the total number of meetings of board committees on which such director served except Mr. Bernd, who attended 50% of the aggregate meetings and Mr. Decker, who attended 50% of the aggregate meetings.

   The Boards of Directors of the Company and the Bank have established various committees, including Audit, Compensation, and Nominating Committees.

     The Audit Committee of the Board of Directors consists of directors Corbin, Bernd, Decker and Reinhold and is chaired by Mr. Corbin. This Committee meets quarterly with the Company's and the Bank's internal auditor, and periodically with the Company's and the Bank's external auditors, and reports to the Board of Directors and to senior management on the Company's and the Bank's financial condition and internal auditing practices and procedures. During the year ended December 31, 1999, the CENIT Bancorp Audit Committee and CENIT Bank Audit Committee met jointly four times.

     The Compensation Committee of the Board of Directors consists of directors, Shumadine, Hodges, Malbon, Reinhold and Tynch and is chaired by Mrs. Shumadine. This Committee meets periodically to evaluate the compensation and fringe benefits of the Company's and the Bank's directors, officers and employees. During the year ended December 31, 1999, the Compensation Committee met three times.

   The Board of Directors of the Company appoints a Nominating Committee each year prior to the annual meeting of its stockholders. The present members of the Nominating Committee are Charles R. Malbon, Jr., Anne B. Shumadine, and Michael
S. Ives and is chaired by Mrs. Shumadine. The Committee met one time in 1999. The Committee considers and recommends the nominees for director to stand for election at the Company's annual meeting of stockholders and will consider nominees proposed by stockholders if the proposed nominees are submitted by the annual deadline described on page 15 of this Proxy Statement.

Directors' Fees.

   Each of the Company's directors, other than the President of the Company, receives a director's fee of $300 per month. The Chairman of the Board of the Company receives an additional fee of $900 per month. Each of the Bank's directors, other than the President of the Bank, receives a director's fee of $1,200 per month plus an attendance fee of $300 for each of the 12 regular monthly meetings. Mr. Ives, as an employee, does not receive director's fees from any entity.

   The chairman of each committee receives a $300 per meeting attendance fee, and each member receives a $150 per meeting attendance fee. Directors do not receive fees for serving on the Nominating Committee.

Executive Compensation.

   The following table provides certain summary information concerning the compensation of the Company's chief executive officer and the four other most highly compensated executive officers of the Company and the Bank during 1999 (together, the "named executive officers").


                           SUMMARY COMPENSATION TABLE

                                                                            Long-Term Compensation
                                               Annual Compensation                  Awards

                                                                                          Securities
                                                                                          Underlying
                                                                                          Options/             All Other
Name and Principal                                                        Restricted      SARs               Compensation
Position                        Year         Salary         Bonus         Stock Award         (#)                 (3)
--------------------------      ----        --------       -------        -----------     -----------            ----
Michael S. Ives                 1999        $260,000      $      -            -             40,000           $  10,636
  President and CEO,            1998         220,000        50,000            -             40,000              16,387
  CENIT Bancorp, Inc.           1997         173,000        50,000       72,360 (1)(2)       4,953              15,523
  and CENIT Bank
Barry L. French                 1999         125,000             -            -              3,500           $   8,878
  Senior Vice President/        1998          97,750        17,200            -              3,000              12,767
  Retail Banking Group          1997          88,400        16,000       23,580 (1)(2)       1,632              12,696
  Mgr., CENIT Bank
John O. Guthrie                 1999         110,000             -            -              3,500           $   8,248
  Senior Vice President/        1998         101,500        24,200            -              3,000              13,667
  CFO/Corporate Secretary       1997          90,000        19,500       23,580 (1)(2)       1,632              12,741
  CENIT Bancorp, Inc.,
  and CENIT Bank
Roger J. Lambert                1999         110,000             -            -              3,500           $   8,246
  Senior Vice President/        1998          93,000        10,000            -              3,000              11,667
  Information Services          1997          73,588             -       22,500 (1)(2)           -              10,082
  Group Mgr., CENIT
  Bank
Alvin D. Woods                  1999         125,000             -            -              3,500           $   8,783
  Senior Vice President/        1998          97,750        26,200            -              3,000              13,519
  Credit Policy & Admin.        1997          82,500        20,500       23,580 (1)(2)       1,632              12,874
  CENIT Bancorp,  Inc.,
  Senior Vice President,
  Chief Lending Officer
  CENIT Bank

 ---------------
(1) Represents 4,824, 1,572, 1,572, 1,500 and 1,572 shares awarded to Messrs. Ives, French, Guthrie, Lambert and Woods, respectively, under the MRP, valued at $15.00 per share as of March 1, 1997, the date on which the grants were effective. Under these grants, Mr. Ives' shares became fully vested on March 1, 2000, and Messrs. French's, Guthrie's, Lambert's and Woods' shares become fully vested on March 1, 2002.

(2) The shares held in the MRP Trust will vest in full on the occurrence of certain other events, including a change in control of the Company or the executive's death or disability. Regardless of vesting, the executives are entitled to receive all dividends payable on the restricted shares, and to direct the MRP trustees as to the manner in which the shares are to be voted, until the shares are distributed to the executives or are forfeited.

                                        7





     At December 31, 1999, based on the closing stock price of $17.31 on that date, the value of the remaining restricted stock held on Messrs. Ives', French's, Guthrie's, Lambert's and Woods' behalf in the MRP Trust was $83,516, $60,040, $60,040, $25,969 and $60,040, respectively.

(3) Includes $4,750 contributed to the Bank's 401(k) Plan by the Bank in 1997 on behalf of Mr. Ives; 442, 623, and 232 shares held in the ESOP Trust allocated to Mr. Ives in 1999, 1998, and 1997, respectively; $3,000, $3,000, and $3,000 representing taxable compensation received by Mr. Ives related to an automobile allowance in 1999, 1998, and 1997, respectively; and $1,632 representing taxable compensation received by Mr. Ives related to group term life insurance in 1997.

     Includes $4,750 contributed to the Bank's 401(k) Plan by the Bank in 1997 on behalf of Mr. French; 340, 454, and 144 shares held in the ESOP Trust allocated to Mr. French in 1999, 1998 and 1997, respectively; $3,000, $3,000 and $3,000 representing taxable compensation received by Mr. French related to an automobile allowance in 1999, 1998 and 1997, respectively; and $1,138 representing taxable compensation received by Mr. French related to group term life insurance in 1997.

     Includes $4,750 contributed to the Bank's 401(k) Plan by the Bank in 1997 on behalf of Mr. Guthrie; 303, 496, and 159 shares held in the ESOP Trust allocated to Mr. Guthrie in 1999, 1998, and 1997, respectively; $3,000, $3,000, and $3,000 representing taxable compensation received by Mr. Guthrie related to an automobile allowance in 1999, 1998, and 1997, respectively; and $766 representing taxable compensation received by Mr. Guthrie related to group term life insurance in 1997.

     Includes $3,672 contributed to the Bank's 401(k) Plan by the Bank in 1997 on behalf of Mr. Lambert; 303, 403, and 107 shares held in the ESOP Trust allocated to Mr. Lambert in 1999, 1998 and 1997, respectively; $3,000, $3,000 and $3,000 representing taxable compensation received by Mr. Lambert related to an automobile allowance in 1999, 1998, and 1997; and $588 representing taxable compensation received by Mr. Lambert related to group term life insurance in 1997.

     Includes $4,750 contributed to the Bank's 401(k) Plan by the Bank in 1997 on behalf of Mr. Woods; 334, 489, and 150 shares held in the ESOP Trust allocated to Mr. Woods in 1999, 1998, and 1997, respectively; $3,000, $3,000, and $3,000 representing taxable compensation received by Mr. Woods related to an automobile allowance in 1999, 1998, and 1997, respectively; and $1,138 representing taxable compensation received by Mr. Woods related to group term life insurance in 1997.


     The following table provides information on stock option/stock appreciation rights ("SAR") grants to the Company's named executive officers during 1999.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                          Potential realizable value at
                                                                                             assumed annual rates of
                                                                                           stock price appreciation for
                                                                                                      option
                                    Individual Grants                                                term (3)

                          Number of       Percent of
                          securities     total options
                          underlying      granted to
                           options         employees        Exercise or
                         granted (#)    in fiscal year      base price      Expiration
         Name                (1)              (2)             ($/Sh)           date          5% ($)          10% ($)
        ------              -----            -----           --------         ------         ------          -------
Michael S. Ives            40,000            74.0%           $18.00         10/25/09        $452,804       $1,147,495
Barry L. French             3,500             6.5%            18.00         10/25/09          39,620          100,406
John O. Guthrie             3,500             6.5%            18.00         10/25/09          39,620          100,406
Roger J. Lambert            3,500             6.5%            18.00         10/25/09          39,620          100,406
Alvin D. Woods              3,500             6.5%            18.00         10/25/09          39,620          100,406

---------------
(1) The options granted to Messrs. Ives, French, Guthrie, Lambert and Woods vest over a four-year period, with one-fourth of the options granted becoming exercisable on each October 25 commencing October 25, 2000. The options may become exercisable earlier than such dates upon a "change of control" as defined in the Company's Long-Term Incentive Plan, which was adopted in 1998, or upon the grantee's retirement, disability or death.

(2)      Excludes from percentage calculations grants to non-employee directors.

(3) Represents gain that will be realized assuming the options were held for the entire ten-year period and the price of Common Stock increased at compounded rates of 5% and 10% from the exercise price of $18.00 per share. Potential realizable values per option or per share under these rates of stock price appreciation would be $11.32 and $28.69, respectively. However, these amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises and common stockholdings will be dependent on overall market conditions and on the future performance of the Company and the Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

   The following table provides information on the number of shares acquired on exercise and on the value of unexercised stock options/SARs held by the Company's Chief Executive Officer and certain other executive officers at December 31, 1999.


               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                    Number of Securities            Value of Unexercised
                                                                   Underlying Unexercised            In-the-Money Stock
                                                                    Stock Options/SARS at             Options/ SARs At
                         Shares Acquired          Value              End of Fiscal Year              End of Fiscal Year
        Name              on Exercise (#)      Realized ($)      Exercisable/ Unexercisable      Exercisable/ Unexercisable
       ------            ----------------     --------------     ---------------------------     --------------------------
Michael S. Ives                     -          $       -                113,815 / 74,305        $1,261,707 / $16,258 (1)
Barry L. French                 3,200             39,816                  10,966/  7,166            76,655 /   5,345 (2)
John O. Guthrie                 1,200             15,192                   8,216/  7,166            48,427 /   5,345 (3)
Roger J. Lambert                    -                  -                     750/  5,750                 - /       -
Alvin D. Woods                  3,000             45,480                   2,958/  7,166            10,368 /   5,345 (4)

(1) The market value of Common Stock at December 31, 1999 was $17.31 per share, and the exercise price for in-the-money options/SARs is $3.84 per share on 81,261 shares, $7.67 on 7,302 shares, $11.55 on 7,302 shares,
      $12.34 on 7,302 shares and $15.00 on 4,953 shares.

(2) The market value of Common Stock at December 31, 1999 was $17.31 per share, and the exercise price for in-the-money options/SARs is $7.09 on 4,000 shares, $7.67 on 1,200 shares, $11.55 on 2,400 shares, $12.34 on
      2,400 shares and $15.00 on 1,632 shares.

(3) The market value of Common Stock at December 31, 1999 was $17.31, and the exercise price for in-the- money options/SARs is $7.09 on 1,050 shares, $7.67 on 1,400 shares, $11.55 on 2,400 shares, $12.34 on 2,400 shares and
      $15.00 on 1,632 shares.

(4) The market value of Common Stock at December 31, 1999 was $17.31, and the exercise price for in-the- money options/SARs is $11.55 on 1,200 shares, $12.34 on 1,200 shares, and $15.00 on 1,224 shares.

Compensation Committee Interlocks and Insider Participation.

   There are no known interlocks involving Compensation Committee members and executive officers of the Company.

   During 1999, members of the Compensation Committee engaged in the following transactions with the Company and its subsidiaries:

    Churchland Branch Lease. The Bank leases its office in the Churchland area of Chesapeake, Virginia from T. R. & T., a general partnership of which Roger C. Reinhold and David R. Tynch are two of the partners. This branch was formerly operated by Homestead. The lease agreement grants the Bank a lease for a term of 15 years, which commenced February 1, 1986, with options to renew the lease for four additional terms of five years each. The monthly rent is $3,948 with adjustments made at the end of each five-year period. The total rent paid for the year ended December 31, 1999 was $47,379. Based on a review of the lease in September 1985, the predecessor of the Office of Thrift Supervision approved the lease in accordance with federal regulations. The Bank has vacated this office and the lease will not be renewed when it expires on February 1, 2001.

Compensation Committee Report on Executive Compensation.

   The Compensation Committee, which is composed of the nonemployee Directors of the Company listed below, recommends to the Board of Directors of the Bank the annual salary levels and any bonuses to be paid to the

Bank's executive officers. All salaries and bonuses paid to the Company's executive officers are received by them from the Bank in their capacities as its officers. The members of the Committee also serve as the committee with authority to make Long-Term Incentive Plan awards, and this report covers the Committee members' policies and actions in that capacity.

   The Committee recommended the 1999 salaries for executive officers based on its subjective determination of a reasonable salary level for each officer relative to each individual's particular responsibilities and past performance. Mr. Ives' salary for 1999 continued at the 1998 level of $260,000.

   In 1999, the Bank paid no bonuses to executive officers pursuant to the Bank's Key Executive Incentive Plan ("Incentive Plan") because the Company did not achieve the threshold level of earnings per share during 1998.

   During 1999, the Committee recommended certain changes to the Incentive Plan that became applicable to executive officers' performance in 1999 for purposes of determining bonuses potentially payable in 2000. The changes include a performance measurement table, comprised of two sets of measures to determine performance during each calendar year for purposes of earning bonuses to be paid in the following year. The first set, Corporate Measures, consists of specific quantitative goals with respect to the Company's return on equity and earnings per share. The second set, Individual Measures, consists of specific quantitative, qualitative or project-related goals for each officer for the year. With respect to each Corporate and Individual Measure, multiple attainment levels (including minimum and maximum levels) are established, with specific dollar amounts that can be earned at each level of the measure.

   In 1999, the Committee granted stock option awards under the Long-Term Incentive Plan, continuing the Committee's policy of making annual grants with the objective of providing competitive long-term incentives to the executive officers. The Committee generally makes grants on a substantially consistent basis resulting in approximately the same total awards each year, but subject to annual discretion and change and to periodic review for competitiveness. When compared to the 1998 awards (which were determined as part of an overall executive compensation review conducted in 1998), the amounts of the 1999 awards to the executive officers were identical in the case of Mr. Ives and increased by 500 shares in the case of the other officers.

                                          COMPENSATION COMMITTEE
                                            Anne B. Shumadine, Chair
                                            William H. Hodges
                                            Charles R. Malbon, Jr.
                                            Roger C. Reinhold
                                            David R. Tynch



   Neither the Compensation Committee report above nor the stock performance graph that follows is incorporated by reference in any prior or future SEC filings, directly or by reference to the incorporation of proxy statements of the Company, unless such filing specifically incorporates the report or the stock performance graph. SEC rules provide that the Compensation Committee report and the stock performance graph are not deemed to constitute "soliciting material" or to be filed with the SEC, and are not subject to SEC Regulations 14A or 14C, except as provided in SEC regulations, or to the liabilities under
Section 18 of the Exchange Act.

Stock Performance Graph.

   The following graph provides a comparison with the stated indices of the percentage change in the Company's cumulative total stockholder return on its Common Stock for the period beginning December 31, 1994. The Company's stock performance is compared to the Center for Research in Securities Prices ("CRSP") Total Return Index for The Nasdaq Stock Market (U.S. Companies) which is a broad market equity index calculated by CRSP at the University of Chicago. This index comprises all domestic common shares traded on The Nasdaq Stock Market and The Nasdaq Small Cap Market.

   In addition, the Company's stock performance is compared to The Nasdaq Total Return Industry Index of Savings Institutions (SIC Code 603). This industry index has also been calculated by the CRSP.

   It should be noted that in light of the short period of time reflected by this graph, there is no reason to assume that the performance of the Company's Common Stock for the period shown on the graph will be reflective of long- term performance. In any event, the following graph is designed to be only a general depiction of one measure of corporate performance to be used by stockholders in evaluating the performance of the Company.

      Comparison of Cumulative Total Return Among CENIT Bancorp, Inc. CRSP Total Return Index for The Nasdaq Stock Market (R) (US Companies) and CRSP Total Return Index for Nasdaq Savings Institutions (SIC Code 603)


                              [GRAPH APPEARS HERE]



                          12/30/94   12/29/95   12/31/96   12/31/97   12/31/98   12/31/99
                          --------   --------   --------   --------   --------   --------
CENIT Bancorp, Inc.        100.0      181.4      209.3      409.3      338.0      280.7
CRSP Index for The         100.0      141.3      173.9      213.1      300.4      556.0
  Nasdaq Stock Market
CRSP Index for Savings     100.0      149.9      192.3      334.0      304.4      258.8
  Institutions

Notes:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends
B. The indexes are reweighted daily, using the market capitalization on the previous trading day
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used
D.   The index level for all series was set to $100.00 on 12/30/94

Employment Agreement and Change of Control Arrangements.

   President and Chief Executive Officer of the Company and the Bank. Pursuant to an employment agreement (the "Agreement") entered into between the Company and Michael S. Ives on November 1, 1997, Mr. Ives is employed as the President and Chief Executive Officer of the Company and the Bank. The current term of the Agreement expires December 31, 2000, and the Agreement is renewable by the Board of Directors of the Company for successive one year terms.

   The Agreement provides for Mr. Ives to be paid a base salary subject to increases approved at the discretion of the Company, and for Mr. Ives to participate in all Company benefit and compensation plans available to senior executives. For the year ended December 31, 1999, Mr. Ives received total base salary in the amount of $260,000. Mr. Ives did not receive a bonus in 1999 for services rendered in 1998.

   The Agreement provides for termination of Mr. Ives' employment for "cause" (as defined in the Agreement) at any time or in certain events specified by banking regulations. In the event that Mr. Ives' employment is terminated for reasons other than cause or upon a voluntary resignation by Mr. Ives for good reason, including his assignment to render services other than in a senior management or executive capacity or a material reduction in base salary, Mr. Ives would be entitled to continue to receive his base salary for one year from the date of termination. The Company is also required to continue Mr. Ives' benefits plans for a period of one year following a termination without cause. In addition, if a "change of control" of the Company occurs, Mr. Ives will be entitled to additional compensation if within 12 months thereafter his employment is terminated without cause or he voluntarily terminates his employment. In these circumstances, Mr. Ives will be entitled to receive, in lieu of any salary continuation otherwise payable under the Agreement, a lump sum payment equal to 2.99 times Mr. Ives' average annual compensation received during the five years next ending prior to the date of the change of control. A "change of control" is defined in the Agreement to occur upon any of the following events: (a) the acquisition by any person or group, as beneficial owner, of 20% or more of the outstanding shares or the voting power of the outstanding securities of the Company; (b) either a majority of the directors of Company at the annual stockholders meeting has been nominated other than by or at the direction of the incumbent directors of the Company's Board of Directors, or the incumbent directors cease to constitute a majority of the Company's Board of Directors; (c) the Company's shareholders approve a merger or other business combination pursuant to which the outstanding common stock of the Company no longer represents more than 50% of the combined entity after the transaction;
(d) the Company's shareholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of the Company's assets; or (e) any other event or circumstance determined by the Company's Board of Directors to affect control of the Company and designated by resolution of the Board of Directors as a change of control.

   If a change of control of the Company were to occur during 2000, Mr. Ives would be entitled to a severance payment of $1,303,311 in addition to certain stock option and related stock appreciation rights and restricted stock acceleration rights, subject to reduction in coordination with Section 280G of the Internal Revenue Code. Under Section 280G, assuming that Mr. Ives' severance payment and the value of his stock options, stock appreciation rights and restricted stock acceleration contingent upon the change of control equaled or exceeded three times his average W-2 compensation for the five tax years immediately preceding the change of control, the payment and benefits would constitute "parachute payments." As a result, the amount by which the severance payment and benefits exceeded Mr. Ives' average annual W-2 compensation for the five-year period would be deemed to be "excess parachute payments," a 20% excise tax on the excess parachute payments would be imposed on Mr. Ives, and the Company would not be entitled to deduct the excess parachute payments. Mr. Ives' Agreement provides that if his severance payment would otherwise result in excess parachute payments in the opinion of the Company's independent accountants, then the Company will reduce the severance payment to an amount that would not give rise to excess parachute payments.

   The Agreement also restricts the ability of Mr. Ives to compete with the Company or the Bank for a period of 12 months after the termination of his employment under the Agreement, but this non-competition provision is not operative following any change of control.

     Change of Control Arrangements. Pursuant to agreements (the "Change of Control Agreements") entered into between the Company and Barry L. French, John
O. Guthrie, Roger J. Lambert and Alvin D. Woods on

December 18, 1998, the Company agreed to make payments to these officers under certain circumstances if a "change of control" of the Company (as defined above) occurs. Each such officer will be entitled to a severance payment if within 12 months after a change of control of the Company, the officer's employment is terminated without cause or the officer voluntarily terminates his employment (other than after circumstances constituting cause). The severance payment will be a lump sum amount generally equal to 12 months' base salary plus an additional month's salary for each of the officer's years of service up to 12 years. Under the Change of Control Agreements, if the Company commits to employ the officer during a designated transition period of up to 6 months after the change of control without reduction of his base salary and without requiring his relocation outside the Company's headquarters area, the officer will receive the severance payment upon his voluntary resignation only if the resignation occurs after the transition period. The Change of Control Agreements provide the same limitations on "excess parachute payments" as are described above with respect to Mr. Ives' Agreement.

Transactions with Certain Related Persons.

   A number of the Company's directors, director nominees, and officers and their associates are customers of the Company's bank subsidiary. Except as indicated below, extensions of credit made to them are in the ordinary course of business, are substantially on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve more than normal risk of collectibility or present other unfavorable features. None of such credits are classified as nonaccrual, past due, restructured or potential problem. All outstanding loans to such officers, directors, director nominees, and their associates are current as to principal and interest. As of March 31, 2000, loans to directors, director nominees, executive officers and their interests who had loans at any time during 1999 in excess of $60,000 totaled approximately $3.8 million.

Other Potential Conflicts. Management of the Company does not believe that any director or officer or affiliate of the Company, or any record or beneficial owner of more than 5% of the Common Stock of the Company, or any associate of any such director, officer, affiliate or stockholder, is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material proceeding.

Compliance with Section 16(a) of the Securities Exchange Act of 1934.

   Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers. Officers and directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on its review of the copies of such forms received by it, the Company believes that during 1999 its officers and directors and greater than ten percent stockholders complied with all applicable Section 16(a) filing requirements, except that Charles R. Malbon, Jr., filed a report that was required to be filed in May 1999 in June 1999.

Independent Accountants.

   The Board of Directors has selected the accounting firm of PricewaterhouseCoopers LLP, independent accountants, to be the Company's independent accountants for the year ended December 31, 1999. A representative of PricewaterhouseCoopers LLP is expected to be present at the Meeting, will have the opportunity to make a statement at the meeting if he or she desires to do so, and will be available to respond to appropriate questions. The Board of Directors has not yet made a determination regarding the selection of independent accountants for the year ending December 31, 2000. Under the Company's Certificate of Incorporation and Bylaws, stockholders are not required to ratify or confirm the selection of independent accountants made by the Board of Directors.

Stockholder Participation.

   In the event that a stockholder wishes to submit a proposal for consideration by the stockholders of the Company at the 2001 Annual Meeting of Stockholders (the "2001 Meeting"), then in order for the proposal to be includible in the proxy statement for the 2001 Annual Meeting, such proposal must be received by the Secretary of the Company no later than December 28, 2000.

   The Bylaws of the Company provide a procedure for certain business to be brought before annual meetings of the Company's stockholders, and such proposals may be properly brought before the meeting even if they are not includible in the proxy statement for the meeting, so long as the proposing stockholder complies with the advance notice provisions of the Bylaws. If written notice of business proposed to be brought before the 2001 Meeting is given to the Secretary of the Company, delivered or mailed to and received at the principal executive offices of the Company not later than December 28, 2000, such business may be brought before the 2001 Meeting. Information regarding the contents of the required notice to the Company is to be found in the Company's Bylaws, which are available from the Company upon request.

   Stockholders are also permitted to submit nominations of candidates for the Board of Directors. If a stockholder wishes to nominate a candidate to stand for election as a director at the 2001 Meeting, the nomination shall be made by written notice to the Secretary of the Company, which must be delivered or mailed to and received at the principal executive offices of the Company not later than December 28, 2000. The requirements regarding the form and content of stockholder nominations for directors are also set forth in the Bylaws.

Other Matters Which May Properly Come Before the Meeting.

       Neither the Board of Directors nor management of the Company intends to bring before the Meeting any business other than the matters referred to in the Notice of Meeting and this proxy statement. If any other business should be properly presented, the persons named in the proxy will vote on such matters according to their best judgment.

   Whether or not you intend to be present at the Meeting, you are urged to return your proxy promptly. If you are present at the Meeting and wish to vote your shares in person, your proxy may be revoked by voting at the Meeting.

Annual Report on Form 10-K and Additional Information.

   A copy of Form 10-K as filed with the Securities and Exchange Commission is available without charge to stockholders upon written request. Requests for this or other financial information about CENIT Bancorp, Inc., or the Bank, should be directed to Stuart F. Pollard, Vice President, Corporate Communications, CENIT Bank, Post Office Box 1811, Norfolk, Virginia 23501-1811, Telephone (757) 446-6692.

                                              By Order of the Board of Directors

                                              /s/ John O. Guthrie

                                              John O. Guthrie
                                              Corporate Secretary
                                              CENIT Bancorp, Inc.

Norfolk, Virginia
April 28, 2000

   YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO VOTE VIA THE INTERNET OR TELEPHONE OR TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

[FRONT OF PROXY CARD]

      Please mark
  X   votes as in
      this example


The Board of Directors recommends a vote "FOR" proposal 1

1. Election of Directors
   Nominees: David L. Bernd, Anne B. Shumadine, David R. Tynch

             FOR ALL DIRECTORS                     WITHHOLD
                 LISTED ABOVE                      AUTHORITY

                    ----                              ----

 (Instruction:  To withhold authority to vote for any individual  nominee(s)
write   the   name(s)   of   such   nominee(s)   in   the   following    space.)

--------------------------------------------------------------------

2. To vote, in its discretion, upon any other matters that may properly come before the meeting or any adjournment thereof. See
   "Other Matters Which May Properly Come
   Before the Meeting" in the Proxy Statement.

Date: ---------------------, 2000

---------------------------------
Signature

---------------------------------
Signature

PLEASE SIGN your name exactly as it appears hereon. Joint accounts need only one signature, but all accountholders should sign if possible.
When signing as an administrator agent,
corporation officer, executor, trustee, guardian or similar position or under a power of attorney, please add your full title to your signature.

[BACK OF PROXY CARD]

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                              CENIT BANCORP, INC.,
          FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                  ON JUNE 14, 2000 AND ANY ADJOURNMENT THEREOF.

     The undersigned hereby acknowledges prior receipt of the Notice of the Annual Meeting of Stockholders (the "Meeting") and the Proxy Statement describing the matters set forth below, and indicating the date, time and place of the meeting, and hereby appoints the Board of Directors of CENIT Bancorp, Inc. (the "Company"), or any of them, as proxy, each with full power of substitution to represent the undersigned at the Meeting, and at any adjournment or adjournments thereof, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present on the matters referred to on the reverse side in the manner specified.

     This Proxy, if executed, will be voted as directed, but, if no instructions are specified, this Proxy will be voted FOR the election of the Director nominees listed. Please sign and date this Proxy on the reverse side and return it in the enclosed envelope. This Proxy must be received by the Company no later than June 14, 2000.

     This Proxy is revocable and the undersigned may revoke it at any time prior to the Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and wish to vote in person at the Meeting, or any adjournment thereof, the undersigned may revoke this Proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the Meeting.

[FRONT COVER]


CENIT BANCORP, INC.
Annual Report 1999

(GRAPHIC OMMITTED)

CENIT's Corporate Offices, in the center of Norfolk's Financial District, frame the Downtown holiday skyline. Begun in 1985, the holiday lighting program is coordinated by the Downtown Norfolk Council and underwritten by private property owners and the City of Norfolk. The 12 miles of lights adorning the city skyline are illuminated on the Saturday before Thanksgiving and stay lighted until New Year's Eve. The event has become the region's picture post card.

Corporate Profile
------------------------------------------------------------------------------

     CENIT  Bancorp,   Inc.,  (the  "Company")  with  headquarters  in  Norfolk,
Virginia, is the holding company for CENIT Bank (the "Bank"), a federal stock savings bank based in Norfolk, Virginia.

     CENIT Bank has been in business since 1889. The Bank is the largest bank or thrift institution headquartered in the Norfolk-Virginia Beach-Newport News Statistical Area, the 27th largest Metropolitan Statistical Area (MSA) in the United States and the fourth largest MSA in the southeast.

     At December 31, 1999, CENIT Bancorp had assets of $674.2 million, deposits of $464.6 million and stockholders' equity of $51.3 million with 4,751,644 shares of common stock outstanding.

     The Bank operates twenty retail banking offices in the cities of Norfolk, Portsmouth, Virginia Beach, Chesapeake, Hampton and Newport News and in York County, Virginia. The Bank attracts retail deposits from the general public in its market area by providing a variety of deposit services. As a community bank, the focus is personal banking for local individuals and businesses.

     Deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits. The Bank is a member of the Federal Home Loan Bank System. The Bank invests its funds in permanent and construction residential loans, consumer loans, and commercial real estate and business loans. The Bank also invests in mortgage-backed certificates and U.S. Treasury and federal agency securities.

     The Company's common stock trades on The Nasdaq Stock Market (R) under the symbol CNIT.

                   Visit us on the Internet at www.cenit.com

Table of Contents

-------------------------------------------------------------

     Report To Our Stockholders..............................1
     Board of Directors and Executive Management.............5
     Community Advisory Boards...............................6
     Five Year Financial Summary.............................8
     Management's Discussion and Analysis....................9
     Consolidated Financial Statements......................21
     Notes To Consolidated Financial Statements.............26
     Report of Independent Accountants......................51
     Corporate Information..................................52
     Map of Retail Banking Offices..........................53
     Investor Information....................Inside Back Cover


Highlights of The Year
------------------------------------------------------------------------------


- Record earnings of $1.30 per share

- A 16.5% increase in the average balance of noninterest-bearing deposits

- An increase of average transaction deposits to 46% of total deposits

- A decrease of 59% in nonperforming assets

- A 73% increase in merchant card processing fees, net of expenses

- Online banking - www.cenit.com

- Enhancement of our community banking franchise

Report to Our Stockholders
------------------------------------------------------------------------------

[PICTURE OF MICHAEL S. IVES INSERTED HERE]

Michael S. Ives
President and
Chief Executive Officer

     Your Board of Directors and I are pleased to present to you the 1999 Annual Report for CENIT Bancorp, Inc.

     The period from the beginning of 1999 through the beginning of 2000 was a time of great changes and great challenges for CENIT and other financial institutions. While the overall economy remained robust, conditions affecting the financial services industry changed markedly. Prevailing short- term interest rates rose sharply and are expected to continue to rise. The so- called "yield curve" of the U.S. Treasury Securities has inverted, which means that yields on shorter term securities such as two-year U.S. Treasury Notes now exceed yields on longer term securities such as U.S. Treasury Bonds with maturities of 10 years or more. With this increase in overall interest rates, mortgage loan originations fell sharply over the course of 1999 as mortgage loan refinancings dropped precipitously. In this environment, bank stocks plummeted notwithstanding widespread evidence of strong earnings and excellent asset quality and general public expectations for the continuation of the current economic expansion for an indefinite period of time.

     Our share price was no exception. From December 31, 1998, to December 31, 1999, our share price declined from $21.50 to $17.31. This compares to a decline of approximately 16% in the S&P Regional Bank Stock Index and approximately 15% in the CRSP Total Return Index for Nasdaq Savings Institutions.

     Some of our shareholders have asked me, "What is CENIT going to do about its share price?" Before we answer this question, we want to tell you about the Company and our achievements during 1999.

     On the surface, little changed at CENIT during 1999. Our earnings per share grew modestly; the outstanding balance of our core banking loans, i.e., commercial business, commercial real estate, multifamily residential, consumer, and acquisition, development, residential lots and construction loans ("core banking loans"), increased by 6.2% over the year; and the average balance of our transaction accounts, i.e., checking, savings, and money market deposit accounts for 1999, grew by approximately 11% over the average balance for such accounts over 1998. However, the Company did not grow its assets rapidly, did not merge with another community bank, and did not acquire deposits from another financial institution. So what did CENIT accomplish during 1999, a year of great change in the financial services industry?

     The simple answer, and the correct answer, is that CENIT executed its Business Plan during 1999. Our Business Plan has been, and remains, to enhance our core earnings and franchise value through the exploitation of our position as the largest community bank headquartered in our market, the fourth largest MSA in the Southeast, and the only community bank serving all six of the most populous cities in our market. To take advantage of our competitive position, we have implemented banking technology competitive with the largest banks and have developed a strategic network of retail banking offices convenient to a large percentage of our local population.

     During 1999, we placed special emphasis on (1) strengthening our balance sheet through increases in our core banking loans and transaction accounts; (2) improving our core earnings; (3) preserving our asset quality; and (4) improving our facilities and technology. In addition, we placed the highest priority on the successful implementation of our program to prevent any adverse impact on the Company from the so-called "Y2K problem."

     Strengthening Our Balance Sheet. During 1999, we continued to strengthen our balance sheet by increasing our core banking loans as a percentage of net loans and by increasing the average balance of our transaction accounts as a percentage of total deposits. This increases our net interest income in the years ahead because our core banking loans tend to have higher yields than our residential mortgage loans and our transaction deposits tend to have a lower cost of funds than certificates of deposit or other borrowed money. This ongoing process of growing our core banking loans and transaction deposits increases our core earnings and franchise value over time.

     The percentage of our net loan portfolio consisting of core banking loans increased to 53% at the end of 1999 from 48% at the end of 1998, with a net increase in core banking loans of approximately $15 million, or 6.2%. Also, during 1999, the Company increased the percentage of its average deposits consisting of transaction accounts from 40% in 1998 to 46% in 1999. Overall, the Company's banking initiatives resulted in an increase of approximately $21 million, or 11%, in average transaction deposits in 1999 compared to 1998. Of particular importance, the average balance of our noninterest-bearing deposits for 1999 grew to approximately $66 million, representing an increase of approximately 17% over the average balance of these deposits in 1998.

     To continue these trends in our balance sheet during 2000, we must attract new commercial and retail customers. We have strengthened our commercial and retail banking teams and have worked to increase the volume of referrals from our existing customers, our Advisory Boards, and our other sources of new business. Our commercial and acquisition, development and construction loan pipeline is approximately $59 million at March 31, 2000, one of the highest levels in the Company's history. Similarly, our retail banking executives continue to solicit large transaction accounts from new and existing customers to increase significantly our transaction accounts.

     Loans in our pipeline do not necessarily become closed loans; accounts in solicitation and negotiation do not necessarily become open accounts. Tenacity is essential to convert these business opportunities into business obtained in order for us to grow our core banking loans and our transaction accounts. Our competitive position presents new opportunities to us, and we will be zealous in our efforts to take advantage of these business opportunities as they arise.

     Improving Our Core Earnings. Our earnings per share for 1999 increased to $1.30 per diluted share compared to $1.27 per diluted share in 1998. Net income for 1999 was $6,059,000 compared to $6,115,000 in 1998. The increase in earnings per share for 1999 and the slight decrease in net income reflect primarily the impact of share repurchases by the Company during 1999. Share repurchases tend to increase earnings per share from a decrease in average shares outstanding and to decrease net income from a reduction in the income on the funds used to repurchase shares.

     As I mentioned previously, rising interest rates during 1999 adversely impacted mortgage lending. This had two major negative effects on our income during 1999.

     First, the obvious impact was a substantial reduction in our direct income from mortgage banking and commercial mortgage brokerage comparing 1999 with 1998. Gains on the sale of mortgage loans and commercial mortgage brokerage fees decreased from $1,498,000 in 1998 to $916,000 in 1999. For five consecutive quarters, from the fourth quarter of 1998 through the fourth quarter of 1999, there was a decrease in our gains on the sale of mortgages from the prior quarter.

     Second, the reduction in mortgage originations by all lenders had a direct impact on our noninterest-bearing deposits. Comparing the fourth quarter of 1999 with the fourth quarter of 1998, the average balance of our customers' noninterest-bearing escrow accounts that are used primarily for mortgage loan closings fell from $18.1 million to $12.7 million. This funding shortfall had to be covered by interest-bearing deposits or borrowed funds, thereby raising our interest expense. Fortunately, substantial increases in our noninterest-bearing regular commercial and consumer deposits offset much of this decline in our escrow account balances.

     Commencing in the second quarter of 2000, we expect to see a general improvement in mortgage lending as housing starts and resales remain strong. Also, we have added several new mortgage lending officers to our staff. If the housing market remains strong, we expect that our mortgage banking income and escrow account balances will rebound quite nicely during 2000.

     Meanwhile, our core banking operations continue to grow. At March 31, 2000, our commercial and acquisition, development and construction loan pipeline is among the strongest in the history of the Company in terms of volume and quality. Our mortgage loan pipeline grew significantly in March. These and other factors give us great confidence in our ability to grow our core earnings in 2000 notwithstanding the expectation for further increases in interest rates.

     Preserving Our Asset Quality. From the very beginning of this Company's public existence in 1992, we expressed the importance of asset quality to management and our shareholders. Excellent asset quality is the cornerstone of our Business Plan. We worked hard to improve our already strong asset quality in 1999 and have some impressive numbers to report.

     At the end of 1999, our nonperforming assets were only $603,000, or .09% of our total assets. Our coverage ratio, i.e., our allowance for loan losses as a percentage of nonperforming loans, was 1,018%.

     These asset quality figures are phenomenal, and it is difficult to imagine that we can improve materially upon them. This is particularly true since we are a retail bank with a large number of consumer loans. Personal financial difficulties and bankruptcies for a small percentage of our borrowers cannot be avoided in consumer lending and make it inevitable that we will have some level of nonperforming assets from these sources.

     We have no reason to believe that we will suffer any overall material decrease in our asset quality during 2000, even if there is an increase in nonperforming assets over the minuscule level existing at the end of 1999. We strive constantly to examine credit requests from a long-term perspective, recognizing the ebb and flow of the business cycle. Please be assured that our commitment to excellence in asset quality is stronger than ever.

     Enhancing Our Facilities and Technology. As the largest community bank in our market, we face strong competition not only from other community banks but also from the large regional banks. To compete successfully, we must offer basic banking services that are competitive with the larger banks and a high level of personal service competitive with the smaller community banks. This is a delicate balance for us, but if we are able to meet this dual standard of resources and personal service, our potential for growth in our core banking business is tremendous.

     Superior banking technology and a convenient network of retail banking offices are essential for us to compete successfully with both the larger regional banks and the smaller community banks. During 1999, we undertook several initiatives to enhance our banking services and our retail banking network.

     Notwithstanding the diversion of our technological resources to our Y2K compliance program, we implemented an on-line banking program especially for our commercial banking customers which permits them to perform a wide range of banking services using their choice of the Internet or direct access through a personal computer or a specially designed screen phone.

Together with our other commercial banking services, such as check imaging and deposit pickup services, our on-line banking initiative makes us highly competitive with the regional banks for larger commercial customers in our market.

     Also, in 1999, we relocated our existing retail banking office in the Churchland area of Chesapeake and Portsmouth to a modern retail facility in one of the most prominent locations in Churchland. This new retail office also contains offices for commercial and mortgage lending officers.

     Finally, we relocated our Corporate Headquarters to the Main Street Tower in the Financial District in the city of Norfolk. The Financial District has long been considered the commercial hub of our market. Located within the Financial District are the headquarters of most of the regional banks serving our market, the primary offices of the area's largest law firms, and many of our community's leading cultural and entertainment venues. The opening in 1999 of the MacArthur Center shopping mall, featuring Nordstrom's and Dillards'
department  stores,  has  added  to the  commercial  vitality  of the  Financial
District.

     Though our suite of corporate offices in the Main Street Tower at 7,500 square feet is modest by most standards, the synergy with our Financial District retail and commercial banking office in the Main Street Tower is exciting. Our Norfolk Advisory Board meets regularly in our new offices. Our banking executives interact daily with existing and potential customers in the Financial District. We have a new prominence and a new credibility that enhance our ability to attract larger commercial customers.

     I now return to the question that I posed at the beginning of this Report and that is, "What did CENIT do during 1999?" The short answer is that we executed our Business Plan and made your Bank a better bank.

     We recognize that fundamental improvement in our Bank is only part of the story. If this fundamental improvement is not reflected in our share price over time, our shareholders have every right to expect more from us. We are acutely aware of our responsibilities to our shareholders, and we strive constantly to identify and analyze all business opportunities that may benefit our shareholders over the long term.

     Several years ago a shareholder asked me at our annual meeting if we would entertain inquiries from larger banks about possible acquisitions of CENIT. I responded that CENIT has an "open door" policy pursuant to which we are amenable to discussing business combinations with banks of all sizes, those larger than us as well as those smaller than us.

     This continues to be our policy. Any transaction with another community bank must enhance our core earnings and not impair our intrinsic franchise value. Similarly, any transaction with a larger bank must reward our shareholders appropriately for the intrinsic value of our franchise, our strategic position within our market, and the great potential in this market. Simply put, we will not sacrifice shareholder value that we have so painstakingly built just to effect a merger with another bank, whether larger or smaller than us. We will, however, be vigilant and explore every business opportunity that may arise for the benefit of our shareholders.

     In closing, we enter the Year 2000 highly confident that our Bank will continue to grow and improve. We are focused on shareholder value and the utilization of any and all appropriate means to increase our share price and to enhance shareholder value over the long term. We appreciate your investment in our Company and commit ourselves to your service as stewards for your investment.


/s/ Michael S. Ives

Michael S. Ives
President and Chief Executive Officer

Board of Directors and Executive Management
------------------------------------------------------------------------------

- Board of Directors

Charles R. Malbon, Jr.
Chairman
Vice President, Tank Lines, Inc.

David L. Bernd
CEO, Sentara Health Care

Patrick E. Corbin, CPA
Principal, Corbin & Company, P.C.

William J. Davenport, III
Real Estate Developer/Investor

Thomas J. Decker, Jr.,
President, The Prudential-Decker Realty

L. Renshaw Fortier*
Chairman, Laren Company

John F. Harris
President, Affordable Homes, Inc.

The Honorable William H. Hodges
Judge, Virginia Court of Appeals (Retired)

Michael S. Ives
President & Chief Executive Officer

Roger C. Reinhold
Commercial Investments
Retired President, Homestead Savings Bank

William L. Rueger*
Management Consultant

Anne B. Shumadine, Esq.
President, Signature Financial Management, Inc.
Director, Mezzullo & McCandlish,
A Professional Corporation

David R. Tynch, Esq.
President and Managing Partner,
Cooper, Spong & Davis, P.C.

* CENIT Bank Board Only

- Executive Management

Michael S. Ives
President & Chief Executive Officer

Barry L. French
Senior Vice President,
Retail Banking Group Manager

John O. Guthrie
Senior Vice President,
Chief Financial Officer &
Finance and Administration Group Manager

Roger J. Lambert
Senior Vice President,
Information Services Group Manager

Alvin D. Woods
Senior Vice President,
Chief Lending Officer &
Lending Group Manager

Community Advisory Boards
-------------------------------------------------------------------------------

- Norfolk

Michael A. Glasser, Esq.
Chairman
Partner, Glasser and Glasser PLC

Joan D. Gifford
Vice Chairman
Chairman, Coldwell Banker
Gifford Realty, Inc.

Paulette Benson
Consulting Engineer

Richard C. Burroughs
Vice Chairman, Harvey Lindsay
Commercial Real Estate

Wendell C. Franklin
Senior Vice President & Partner,
S. L. Nusbaum Realty Company

Richard Wells Gresham AIA
Vice President,
E.T. Gresham Company, Inc.

Claus Ihlemann
Owner, Decorum

Karen Jaffe
Partner,
Jaffe, Caplan, Fleder

Gus J. James, II, Esq.
Partner,
Kaufman & Canoles PC

Peter W. Karangelan
President, Azalea Inn #1, Inc.

Walter D. Kelley, Jr., Esq.
Partner, Willcox & Savage, P.C.

Linda S. Laibstain, Esq.
Partner, Hofheimer Nusbaum, P.C.

John M. Ryan, Esq.
Partner, Vandeventer Black, LLP

H. Wayne Smith
Property Manager, Equity Office
Properties

Alvin A. Wall, CPA
President, Wall, Einhorn &
Chernitzer, P.C.

Howard M. Webb, Sr.
President,
Webb Technologies, Inc.

Barclay C. Winn
President
Winn Nursery of Virginia, Inc.

Barbara Zoby
President,
Yukon Lumber Company

- Tri-City
West Chesapeake, Suffolk,
Portsmouth

Michael R. Kirsch
Chairman
Vice President
K Plus, Inc./One Source

Dan E. Griffin
Vice Chairman
Architect

Robert C. Barclay, IV, Esq.
Partner, Cooper, Spong & Davis

Roger L. Brown
Restaurateur

Gwendolyn S. Davis
Legislative Liaison
Principal Management Analyst,
City of Portsmouth

Richard J. Harrison, Jr., CPA
Richard J. Harrison, Jr., P.C.

Samuel H. Lamb, II
Provost,
Tidewater Community College

Bill Moody
Vice President, Sales
Nesson Meat Company

Rennie R. H. Richardson
President, Richardson Real Estate Co.

John P. Wright
President,
Waverton Associates, Inc.

- Chesapeake
South Chesapeake

James A. Roy, Esq.
Chairman
Partner, Roy, Larsen,
Romm & Lascara, P.C.

James J. Wheaton, Esq.
Vice Chairman
Partner, Willcox & Savage, P.C.

W. Michael Bryant
President, OBBCO Safety & Supply, Inc.

Fella Rhodes
Associate Broker,
William E. Wood & Associates

Steven B. Powers, MD
Private Practice

Debbie Ritter
Chesapeake Civic Leader,
Member, City Council,
City of Chesapeake

Greg Skillman
President, Seaboard Mechanical

Stephen Telfeyan, Esq.
Partner, Basnight, Kinser
& Leftwich, P.C.

Gayle A. Terwilliger, DDS
Dentist, Private Practice

Olivia T. Walton, CPA
Owner, Walton Associates

- Virginia Beach East

Kal Kassir
Chairman
Owner, The Corner Market

Robert M. Howard
Vice Chairman
Executive Vice President,
Accounting and Finance
Professional Hospitality Resources Inc.

Thomas R. Eckert
Owner, Baylake Pines School

Charles G. Faison, Jr.,
President, Bayside Exxon Service Center

Charles W. Guthrie
President, Lynnhaven Marine

Robert G. Jones, Esq.
Partner,
Jones, Marcari, Russotto, Walker & Spencer, P.C.

Gerald L. Kerr, III
Attorney At Law

Donald E. Lee, Jr., Esq.
Owner, Donald E. Lee, Jr. and Associates

John P. Martin
Owner, Great Atlantic Travel & Tour

Paul V. Michels
President, Coastal Training
Technologies Corp.

Thaddeus J. Nowak
Executive Vice-President/COO
Hall Auto World, Inc.

Judith L. Rosenblatt
Attorney At Law
Partner, GEROE & ROSENBLATT LC

John R. Savino
Agent, The Prudential-Decker Realty

Trudy H. Waranch
Partner, Jacobson, Waranch &
Broyman, P.C.

Brian P. Winfield, CLU
Winfield and Associates

- Virginia Beach West

Kirk Hammaker
Chairman
General Manager,
Riedman Insurance

Wendell A. White
Vice Chairman
President,
Professional Realty Corp.

Stephen B. Ballard
President,
S. B. Ballard, Inc.

Richard A. Beskin
President, Beskin and Associates, Inc.

Charles W. Best, III, Esq.
Partner, Charles W. Best III, P.C.

Glenn R. Croshaw, Esq.
Wilcox & Savage, P.C.

Blair G. Ege
Vice President
Mass Mutual Financial Group

Samir A. Halabi
President, Automax Sales, Inc.

William F. "Toby" Harris
Vice President, National City Mortgage
Owner, Freeman, Inc.
Owner, Bayside Commercial Lending

William A. Hearst
Foundation Administrator, Lee A. &
Helen G. Gifford Foundation

Clarence A. Holland, MD
Physician, Bayside Family Practice

Glen A. Huff, Esq.
Partner, Huff, Poole & Mahoney P.C.

Norma O. Magpoc, MD
Physician

Frances Denney Richardson, CPA
Failes & Associates

Robert E. Ruloff, Esq.
Partner, Shuttleworth, Ruloff,
Giordano, & Swain, P.C.

Mark E. Slaughter, Esq.
Partner, Pender & Coward

Harold E. Smith
Partner & Senior Vice President,
GSH Real Estate

Jerry R. Sutphin
Owner, Sutphin Enterprises, L.L.C.

J. Randolph Sutton
President,
Waterfront Marine Construction, Inc.

Jerry Womack
President, Suburban Grading & Utilities

- Peninsula
Hampton, Newport News, York County

Herbert V. Kelly, Jr., Esq.
Chairman
Partner, Jones, Blechman,
Woltz & Kelly, PC

Thomas R. Brooks, CPA
Vice Chairman
Partner, Witt, Mares & Co., PLC

James F. Allen, MD, F.A.C.S.
Neurosurgeon, Hampton Roads
Neurosurgeon & Spine Center, Inc.

T. James Bayne, Jr.
President, Credit Control Corp.

Randolph P. Bryant
President, Wolftrap Operations

Charles R. Conte, Jr.
Owner, Conte's Bike Shop, Inc.

Betty Anne Davis, CPD, A.I.B.D.
Owner, Davis Designs
Co-owner, Davis-Penland
Building and Remodeling, LLC

Wendy C. Drucker
Vice President, Drucker & Falk, LLC

Beverly J. Dunston
Owner, Dominion Title and Escrow

Allen R. Jones
President, Dominion Physical Therapy

Anna Van Buren McNider
Owner, Digital Images

Jere M. Mills
Businessman

Allen C. Tanner, Jr., Esq.
Partner, Tanner, Mulkey, Gordon, P.C.

C. Dwight West, III
President, C.D. West
& Company, Insurance

Charles W. Wornom
Vice President, Abbitt Management,
Abbitt & West

Joseph M. Ziglar, Jr.
President, Chesapeake Masonry Corp.

Five Year Financial Summary
-------------------------------------------------------------------------------
(Dollars in thousands, except per share)


                                                                    At or for the year ended December 31,
                                                     1999            1998           1997           1996            1995
                                                     ------------------------------------------------------------------

Financial Condition Data:

Total assets                                       $ 674,213      $ 641,056       $718,083       $ 707,100      $ 639,812
Securities available for sale:
    U.S. Treasury, other U.S. Government agency
     and other debt securities, net                   55,535         48,117         45,347          46,305         65,118
    Mortgage-backed certificates, net                 82,763         17,019         91,841         177,706        203,176
Loans held for investment, net                       469,618        484,783        486,487         422,219        319,194
Real estate owned, net                                   218            377          1,098           2,769          1,828
Deposits                                             464,618        496,772        507,670         498,965        450,530
Borrowings                                           155,233         88,084        157,239         155,138        138,171
Stockholders' equity                                  51,265         50,076         49,937          49,608         46,729
Operating Data:
Interest income                                    $  43,312      $  47,031       $ 50,776       $  48,171      $  45,527
Interest expense                                      21,980         25,805         29,310          28,087         27,476
                                                   ----------------------------------------------------------------------
    Net interest income                               21,332         21,226         21,466          20,084         18,051
Provision for loan losses                                 98            510            600             377            697
                                                   ----------------------------------------------------------------------
Net interest income after provision for loan losses   21,234         20,716         20,866          19,707         17,354
Other income                                           7,132          7,013          5,713           3,894          2,944
Other expenses                                        18,899         18,197         17,312          18,172         16,174
                                                   ----------------------------------------------------------------------
Income before income taxes                             9,467          9,532          9,267           5,429          4,124
Provision for income taxes                             3,408          3,417          3,264           1,821          1,652
                                                   ----------------------------------------------------------------------
Net income                                         $   6,059      $   6,115      $   6,003       $  3,608       $   2,472
                                                   ----------------------------------------------------------------------
Earnings per share:
       Basic                                       $    1.32      $    1.30       $   1.24       $     .74      $     .52
                                                   ----------------------------------------------------------------------
       Diluted                                     $    1.30       $   1.27      $    1.20       $     .72       $    .50
                                                   ----------------------------------------------------------------------
Cash dividends per share                           $     .60      $     .41       $    .33       $     .25      $     .13
                                                   ----------------------------------------------------------------------
Selected Financial Ratios and Other Data:

Return on average assets                                0.96%          0.92%          0.86%  (1)      0.54% (2)       0.40%(3)
Return on average stockholders' equity                 11.97          12.04          12.00   (1)      7.56  (2)       5.57 (3)
Average stockholders' equity to average assets          8.02           7.68           7.17            7.20            7.21
Stockholders' equity to total assets at year end        7.60           7.81           6.95            7.02            7.30
Interest rate spread                                    3.00           2.88           2.85            2.83            2.60
Net interest margin                                     3.60           3.43           3.27            3.22            3.07
Other expenses to average assets                        3.00           2.75           2.48   (1)      2.74  (2)       2.63 (3)
Net interest income to other expenses                 112.87         116.65         123.99   (1)    110.52  (2)     111.61 (3)
Nonperforming assets to total assets                     .09            .23            .34             .80             .45
Allowance for loan losses to total net loans             .82            .83            .78             .90            1.16
Dividend payout ratio (4)                              45.45          31.54          26.95           33.63           25.81
Book value per share                               $   11.29  (5) $   10.93  (5)  $  10.57       $   10.11      $     9.76
Tangible book value per share                          10.57  (5)     10.13  (5)      9.72            9.22            9.38
Number of retail branch offices                           20             20             20              19              16

--------
(1) Exclusive of the $405 of expenses related to the proxy contest and other matters and the related tax effect, the return on average assets and return on average stockholders' equity for the year ended December 31, 1997 would have been .90% and 12.50%, respectively, and the ratio of other expenses to average assets and net interest income to other expenses would have been 2.42% and 126.97%, respectively.

(2) Exclusive of the $2,340 one-time SAIF special assessment paid in November, 1996 and the related tax effect, the return on average assets and return on average stockholders' equity for the year ended December 31, 1996 would have been .76% and 10.52%, respectively, and the ratio of other expenses to average assets and net interest income to other expenses would have been 2.39% and 126.86%, respectively.

(3) Exclusive of the $757 of merger expenses and the $563 loss on the sale of securities and the related tax effect, the return on average assets and return on average stockholders' equity for the year ended December 31, 1995 would have been .57% and 7.91%, respectively. Exclusive of the $757 of merger expenses relating to the Princess Anne combination, the ratio of other expenses to average assets and net interest income to other expenses would have been 2.50% and 117.09%, respectively.

(4) Represents dividends per share divided by basic income per share. Dividends per share represent historical dividends declared by the Company.

(5) Book value per share and tangible book value per share, computed by including unallocated common stock held by the Company's Employee Stock Ownership Plan at December 31, 1999, were $10.79 and $10.10, respectively, and at December 31, 1998 were $10.41 and $9.65, respectively.




Management's  Discussion  and Analysis of
Financial Condition and Results of Operations
-------------------------------------------------------------------------------

Financial Condition of the Company

    Total Assets. At December 31, 1999, the Company had total assets of $674.2 million, an increase of $33.2 million since December 31, 1998. This increase is primarily from purchases of mortgage-backed certificates, offset by a decrease in loans held for investment and federal funds sold.

   Securities Available For Sale. Securities available for sale totaled $138.3 million at December 31, 1999 compared to $65.1 million at December 31, 1998. The net increase of $73.2 million from December 31, 1998 resulted primarily from the net effect of $101.0 million of purchases, $10.5 million of repayments, and $15.4 million of proceeds from maturities or calls. Purchases included $37.0 million of adjustable-rate mortgage certificates with an average rate reset of 28 months and $39.9 million of fixed-rate certificates with an average maturity of 8.7 years.

   The portfolio of securities available for sale at December 31, 1999 was comprised primarily of $41.3 million of U.S. Government agency securities, $14.0 million of U.S. Treasury securities and $82.8 million of mortgage-backed certificates.

   Loans. The balance of net loans held for investment decreased from $484.8 million at December 31, 1998 to $469.6 million at December 31, 1999. Single-family first mortgage loans decreased $30.1 million from $251.1 million at December 31, 1998 to $221.0 million at December 31, 1999, while all other net loans increased by $14.9 million from $233.7 million at December 31, 1998 to $248.6 million at December 31, 1999. The increase in other net loans is the result of the Company's emphasis on originating consumer and commercial loans during 1999.

   Deposits. During 1999, the Company's total deposits decreased from $496.8 million at December 31, 1998 to $464.6 million at December 31, 1999. The Company's noninterest-bearing deposits decreased from $78.7 million at December 31, 1998 to $64.5 million at December 31, 1999, primarily as a result of attorney escrow accounts at December 31, 1999, being lower compared to December 31, 1998. Attorney escrow account deposits fluctuate with the level of mortgage activity handled by the attorneys. Average noninterest- bearing deposits increased from $56.4 million in 1998 to $65.7 million in 1999. The balance of all interest checking, savings and money market accounts at December 31, 1999 was $152.4 million, an increase of $196,000 compared to the balance of these accounts at December 31, 1998, while the average balance of these accounts increased from $138.7 million in 1998 to $150.6 million in 1999. Certificate of deposit balances decreased $18.1 million from $265.8 million at December 31, 1998 to $247.7 million at December 31, 1999. The increase in average noninterest-bearing deposits and decrease in certificates of deposit resulted from the Company's ongoing strategy to seek lower-cost deposits to further enhance the Company's profitability.

   Borrowed Funds. The Company's borrowed funds, which include Federal Home Loan Bank ("FHLB") advances and securities sold under agreements to repurchase, increased from $88.1 million at December 31, 1998 to $155.2 million at December 31, 1999. FHLB advances increased from $75.0 million to $142.0 million during this period. The primary use of funds from FHLB advances was the purchase of mortgage-backed certificates.

   Capital. The Company's and CENIT Bank's (the "Bank") capital ratios significantly exceeded applicable regulatory requirements at both December 31, 1999 and 1998. During 1999, the Company repurchased 80,330 shares of its outstanding common stock.

   Asset Quality. The Company's total nonperforming assets decreased by 59%, to a total of $603,000, or .09% of assets, at December 31, 1999 compared to $1.5 million, or .23% of assets, at December 31, 1998. Real estate owned ("REO") decreased by 42%, from $377,000 at December 31, 1998 to $218,000 at December 31, 1999. Nonperforming loans were $379,000 and $1.1 million at December 31, 1999 and 1998, respectively. The Company's allowance for loan losses was $3.9 million at December 31, 1999, compared to $4.0 million at December 31, 1998, resulting in a coverage ratio of 10 times nonperforming loans at December 31, 1999 and 4 times nonperforming loans at December 31, 1998.

Comparison of Operating Results for the Years Ended December 31, 1999 and 1998

   General. The Company's pre-tax income was $9.5 million for the years ended December 31, 1999 and 1998. During 1999, net interest income after the provision for loan losses increased by $518,000, other income increased by $119,000 and other expenses increased by $702,000.

   Net Interest Income. The Company's net interest income before provision for loan losses increased by $106,000 for the year ended December 31, 1999. This increase resulted from a $3.7 million decrease in interest income, which was exceeded by a $3.8 million decrease in interest expense.

   Interest on loans decreased by approximately $3.4 million, or 9%, from $39.9 million in the year ended 1998 to $36.5 million in 1999. This decrease was attributable to a $27.1 million decrease in the average balance of loans, and a decrease in the yield on the Company's loan portfolio from 7.87% in 1998 to 7.60% in 1999. The decrease in the average balance of loans resulted primarily from a decrease in residential single-family loans. The weighted average yield on the loan portfolio for the month of December 1999 was 7.76%.

   Interest on investment securities increased $573,000 in 1999 compared to 1998. This increase resulted primarily from an increase in the average balance of the portfolio from $44.5 million in 1998 to $56.6 million in 1999. Interest on mortgage-backed certificates decreased $675,000 primarily the result of a decrease in average balances from $47.0 million in 1998 to $36.3 million.

   The Company's interest expense decreased by $3.8 million, as a result of a decrease in interest on both deposits and borrowings. The average balance of interest-bearing deposits decreased by $25.4 million in 1999 compared to 1998, while the average costs of interest-bearing deposits decreased from 4.54% in 1998 to 4.13% in 1999. The average balance of borrowings decreased by $13.0 million in 1999 compared to 1998, while the average cost of the borrowings decreased from 5.35% in 1998 to 5.06% in 1999.

   The Company's net interest margin increased from 3.43% for the year ended December 31, 1998 to 3.60% for the year ended December 31, 1999. The net interest margin for 1999 increased, in part, due to the increase of $9.3 million of average noninterest- bearing deposits between 1999 and 1998. For the fourth quarter of 1999, the Company's net interest margin was 3.58% compared to 3.57% in the fourth quarter of 1998. The Company's interest rate spread increased from 2.88% in the year ended December 31, 1998 to 3.00% in the comparable 1999 period. The increase in the Company's interest rate spread occurred because the Company's overall yield on its interest-earning assets decreased from 7.59% to 7.32%, while the overall cost of its interest-bearing liabilities decreased from 4.71% in 1998 to 4.32% in 1999. The Company's net interest spread in the fourth quarter of 1999 was 2.98% compared to 2.95% in the fourth quarter of 1998. The Company's calculations of interest rate spread and net interest rate margin include nonaccrual loans as interest-earning assets.

   Provision for Loan Losses. The Company's provision for loan losses decreased from $510,000 in 1998 to $98,000 in 1999. Net chargeoffs totaled

$262,000 in 1999 compared to $269,000 in 1998. The difference between the provision for loan losses and net loans charged-off during 1999 relates primarily to loan types in which the Bank is no longer active and for which provisions for loan losses have previously been made.

   Other Income. Total other income increased by 2%, from $7.0 million in 1998 to $7.1 million in 1999. Gain on sales of loans decreased $282,000 in 1999 due primarily to the decreased volume of mortgage loan originations. Deposit fees and merchant processing fees increased by $57,000 and $402,000, respectively, in 1999 compared to 1998. Deposit fees increased in 1999 as a result of additional transaction accounts and increases in the Company's deposit fee schedule.
Merchant processing fees increased in 1999 as the Company continued to experience substantial growth in its merchant portfolio. Brokerage fees recognized by the Bank's commercial mortgage loan brokerage subsidiary decreased by $300,000 in 1999 compared to 1998, as a result of a decrease in the volume of brokerage activity.

   Other Expenses. Total other expenses increased from $18.2 million in the year ended December 31, 1998 to $18.9 million in 1999. Merchant processing expenses increased by $187,000 in 1999 as a result of increased volume. Expenses related to professional fees increased by $67,000 during 1999 due, in part, to activities associated with the century date change. Equipment, data processing and supply expenses increased by $131,000 in 1999, reflecting increases primarily in depreciation and maintenance. Salaries and employee benefits increased by $223,000 or 2.7%, reflecting general wage increases.

   Income Taxes. The Company's income tax expense for both the years ended December 31, 1999 and 1998 was $3.4 million, which represented an effective tax rate of approximately 36% for each year.

Comparison of Operating Results for the Years Ended December 31, 1998 and 1997

   General. The Company's pre-tax income increased by 2.9% to $9.5 million for the year ended December 31, 1998 from $9.3 million for 1997. This increase was attributable primarily to a $1.3 million increase in other income, offset by a $885,000 increase in other expenses and a $150,000 decrease in net interest income after provision for loan losses.

   Net Interest Income. The Company's net interest income before provision for loan losses decreased by $240,000 for the year ended December 31, 1998, a 1.1% decrease from 1997. This decrease resulted from a $3.7 million decrease in interest income, which exceeded a $3.5 million decrease in interest expense. The Company sold a substantial portion of its lower-yielding mortgage-backed certificate portfolio during 1998 and used proceeds from the sale to fund other interest-earning assets and to pay down borrowings, thereby reducing the asset size of the Company. Interest on the Company's portfolio of mortgage-backed certificates decreased by $5.5 million in 1998 primarily due to a $77.8 million decrease in their average balances. This decrease was not totally offset by reductions in interest expense or interest income from other sources.

   Interest on loans increased by approximately $1.7 million, or 4.5%, from $38.2 million in the year ended 1997 to $39.9 million in 1998. This increase was attributable to a $37.1 million increase in the average balance of loans, the effect of which more than offset a decrease in the yield on the Company's loan portfolio from 8.12% in 1997 to 7.87% in 1998. The increase in the average balance of loans resulted from both an increase in originations and from the purchase of residential single-family loans. The weighted average yield on the loan portfolio for the month of December 1998 was 7.56%.

   Interest on investment securities decreased $133,000 in 1998 compared to 1997. This decrease resulted primarily from a decrease in the yield on the portfolio from 6.24% in 1997 to 5.93% in 1998.

   The Company's interest expense decreased by $3.5 million, as a result of a decrease in interest on both deposits and borrowings. The average balance of interest bearing deposits decreased by $19.4 million in 1998 compared to 1997, while the average costs of interest bearing deposits decreased from 4.66% in 1997 to 4.54% in 1998. The average balance of borrowings decreased by $33.8 million in 1998 compared to 1997, while the average cost of the borrowings decreased from 5.54% in 1997 to 5.35% in 1998.

   The Company's net interest margin increased from 3.27% for the year ended December 31, 1997 to 3.43% for the year ended December 31, 1998. This resulted primarily from the sale of lower-yielding mortgage-backed certificates and reduction in the asset size of the Company, and also a $13.7 million increase in the average balance of noninterest-bearing deposits. For the fourth quarter of 1998, the Company's net interest margin was 3.57% compared to 3.31% in the fourth quarter of 1997. The Company's interest rate spread increased from 2.85% in the year ended December 31, 1997 to 2.88% in the comparable 1998 period. The increase in the Company's interest rate spread occurred because the Company's overall yield on its interest-earning assets decreased from 7.73% to 7.59%, while the overall cost of its interest-bearing liabilities decreased from 4.88% in 1997 to 4.71% in 1998. The Company's net interest spread in the fourth quarter of 1998 was 2.95% compared to 2.86% in the fourth quarter of 1997. The Company's calculations of interest rate spread and net interest rate margin include nonaccrual loans as interest-earning assets.

   Provision for Loan Losses. The Company's provision for loan losses decreased from $600,000 in 1997 to $510,000 in 1998. Net chargeoffs totaled $269,000 in
1998 compared to $623,000 in 1997. At December 31, 1998, the Company's total allowance for loan losses was $4.0 million and nonperforming loans totaled $1.1 million, resulting in a coverage ratio of 374%, compared to a coverage ratio of 343% at December 31, 1997.

   The provision for loan losses decreased by $90,000 in 1998 compared to 1997. The Company considered a number of factors in determining the 1998 loan loss provision and the adequacy of the allowance for loan losses at December 31, 1998, including: (a) the level of nonperforming loans at December 31, 1998 and 1997, (b) the increase in the percentage of non-residential mortgage loans in the loan portfolio, which have more inherent risk in comparison to residential mortgage loans and, (c) the decrease in net loan chargeoffs during 1998.

   Other Income. Total other income increased by 22.8%, from $5.7 million in 1997 to $7.0 million in 1998. Gain on sales of loans increased $482,000 in 1998 due primarily to the increased volume of mortgage loan originations. Deposit fees and merchant processing fees increased by $414,000 and $671,000, respectively, in 1998 compared to 1997. Deposit fees increased in 1998 as a result of additional transaction accounts and increases in the Company's deposit fee schedule. Merchant processing fees increased in 1998 as the Company continued to experience substantial growth in its merchant portfolio. Brokerage fees recognized by the Bank's commercial mortgage loan brokerage subsidiary decreased by $382,000 in 1998 compared to 1997, primarily as a result of a decrease in the volume of brokerage activity.

   Other Expenses. Total other expenses increased from $17.3 million in the year ended December 31, 1997 to $18.2 million in 1998. Total other expenses for 1997 includes $405,000 of expenses relating to the proxy contest and other matters.
Merchant processing expenses increased by $636,000 in 1998 as a result of increased volume. Expenses related to professional fees increased by $266,000 during 1998 due, in part, to a recovery of legal costs in 1997 related to previous problem assets. Equipment, data processing and supply expenses increased by $158,000 in 1998, reflecting increases primarily in depreciation and maintenance.

   Income Taxes. The Company's income tax expense for the year ended December 31, 1998 was $3.4 million, which represents an effective tax rate of 35.8%. The Company's income tax expense for 1997 was $3.3 million, which represented an effective tax rate of 35.2%. The effective tax rate increased during 1998 primarily as a result of the increase in the income of the Bank subject to state tax.

Liquidity

   The principal sources of funds for the Company for the year ended December 31, 1999, included $194.0 million in proceeds from FHLB advances, $10.5 million in principal repayments of securities available for sale, $15.3 million in proceeds from sales, maturities and calls of securities available for sale, and $55.7 million in proceeds from the sale of loans. Funds were used primarily to repay FHLB advances totaling $127.0 million, to fund purchases of investment securities available for sale totaling $101.0 million, and to originate loans held for sale of $54.5 million.

   Savings institutions, such as the Bank, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirements may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings institutions. At the present time, the required liquid asset ratio is 4%. The Bank's liquid asset ratio exceeded regulatory requirements at December 31, 1999 and 1998.

   At December 31, 1999, the Company had outstanding mortgage and nonmortgage loan commitments, including unused lines of credit, of $57.8 million, outstanding commitments to purchase loans of $850,000 and outstanding commitments to sell mortgage loans of $4.5 million, if such loans close. The Company anticipates that it will have sufficient funds available to meet its current commitments.

   Certificates of deposit that are scheduled to mature within one year totaled $205.0 million at December 31, 1999. The Company believes that a significant portion of the certificates of deposit maturing in this period will remain with the Company. The Company's liquidity could be impacted by a decrease in the renewals of deposits or general deposit runoff. However, the Company has the ability to raise deposits by conducting deposit promotions. In the event the Company requires funds beyond its ability to generate them internally, the Company could obtain additional advances from the FHLB. The Company could also obtain funds through the sale of investment securities from its available for sale portfolio.

Market Risk Management

   The Company's primary market risk exposure is interest rate risk. Fluctuations in interest rates will impact both the level of interest income and interest expense and the market value of the Company's interest-earning assets and interest-bearing liabilities.

   The primary goal of the Company's asset/liability management strategy is to maximize its net interest income over time while keeping interest rate risk exposure within levels established by the Company's management. The Company's ability to manage its interest rate risk depends generally on the Company's ability to match the maturities and repricing characteristics of its assets and liabilities while taking into account the separate goals of maintaining asset quality and liquidity and achieving the desired level of net interest income. The principal variables that affect the Company's management of its interest rate risk include the Company's existing interest rate gap position, management's assessment of future interest rates, the need for the Company to replace assets that may prepay before their scheduled maturities, and the withdrawal of liabilities over time.

   One technique used by the Company in managing its interest rate risk exposure is the management of the Company's interest sensitivity gap. The interest sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that time period. At December 31, 1999, the Company's one year "negative gap" (interest-bearing liabilities maturing within a period exceed interest-earning assets repricing within the same period) was approximately $34.8 million, or 5.2% of total assets. Thus, during periods of rising interest rates, this implies that the Company's net interest income would be negatively affected because the yield of the Company's interest-earning assets is likely to rise more slowly than the cost on its interest-bearing liabilities. In periods of falling interest rates, the opposite effect on net interest income is likely to occur. The interest sensitivity gap position of the Company is a static analysis at December 31, 1999. Because many factors affect the composition of the Company's assets and liabilities, a change in prevailing interest rates will not necessarily result in a corresponding change in net interest income that would be projected using only the interest sensitivity gap table for the Company at December 31, 1999.

   At December 31, 1998, the Company's one year "positive gap" was approximately $120.9 million, or 18.9% of total assets. The change in the one year gap of approximately $155.7 million was primarily the result of: (a) slower prepayment assumptions in 1999 regarding prepayment of loans which has resulted in a decrease in one year interest sensitive loans of $23.3 million, (b) an increase in mortgage-backed securities with one year interest sensitivity of $15.2 million due primarily to purchases, (c) a decrease of $11.4 million of one year interest sensitive deposits due primarily to a decrease in the outstanding balances of certificates of deposit and, (d) an increase of $127 million in one year interest sensitive advances from the FHLB as proceeds were used to purchase mortgage- backed certificates and a $60 million advance moved from a fixed rate maturing in over one year to a variable rate.

   The Company manages its interest rate risk by influencing the adjustable and fixed rate mix of its loans, securities, deposits and borrowings. The Company can add loans or securities with adjustable, balloon or call features, as well as fixed rate loans and mortgage securities if the yield on such loans and securities is consistent with the Company's asset/liability management strategy. Also, the Company can manage its interest rate risk by extending the maturity of its borrowings or selling certain assets and repaying borrowings.

   Certain shortcomings are inherent in any method of analysis used to estimate a financial institution's interest rate gap. The analysis is based at a given point in time and does not take into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, although certain assets and liabilities may have similar maturities or repricing, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities also may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. The interest rates on loans with balloon or call features may or may not change depending upon their interest rates relative to market interest rates. Additionally, certain assets, such as adjustable-rate mortgages, have features that may restrict changes in interest rates on a short-term basis and over the life of the asset.

   The Company is also subject to prepayment risk, particularly in falling interest rate environments or in environments where the slope of the yield curve is relatively flat or negative. Such changes in the interest rate environment can cause substantial changes in the level of prepayments of loans and mortgage-backed certificates, which may also affect the Company's interest rate gap position.

   The methodology used estimates various rates of withdrawal (or "decay") for money market deposit, savings, and checking accounts, which may vary significantly from actual experience.

   The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1999 that are subject to repricing or that mature in each of the future time periods shown. The table reflects certain assumptions regarding prepayment of loans and mortgage-backed certificates that are outside of actual contractual terms, and are based on the 1999 prepayment experience of the Company. Additionally, loans with call or balloon provisions are included in the period in which they balloon or may first be called. Except as stated above, the amount of assets and liabilities shown that reprice or mature during a particular period were determined in accordance with the contractual terms of the asset or liability.

Interest Sensitivity Analysis
December 31, 1999
(Dollars in thousands, except footnotes)


                                                                                                        Over
                                                                                           Over One     Three
                                                                                Total       Year to    Years or
                                             0-3         4-6         7-12       Within       Three       Non-
                                            Months      Months      Months     One Year      Years     Sensitive   Total
                                           -------------------------------------------------------------------------------
Assets

   Interest-earning assets:
     Loans (1)                             $154,304    $ 50,035    $ 84,391    $288,730   $ 114,142   $ 73,770    $476,642
     Securities available for sale:
       U.S. Treasury securities               5,010       3,006       4,997      13,013         991          -      14,004
       Other U.S. Government agency
         securities                               -           -       2,983       2,983      37,321        977      41,281
       Other debt security                        -           -           -           -           -        250         250
       Mortgage-backed certificates           9,140       7,688      12,251      29,079      40,416     13,268      82,763
     Federal funds sold                      12,908           -           -      12,908           -          -      12,908
     Federal Home Loan Bank stock                 -           -           -           -           -      7,100       7,100
                                           -------------------------------------------------------------------------------
         Total interest-earning assets      181,362      60,729     104,622     346,713     192,870     95,365     634,948
                                           -------------------------------------------------------------------------------

Liabilities

   Interest-bearing liabilities:
     Interest-bearing deposits:
       Passbook, statement savings
         and checking accounts (2)            3,085       3,084       6,171      12,340      18,937     44,823      76,100
       Money market deposits                  5,993       5,994      11,987      23,974      27,726     24,642      76,342
       Certificates of deposits              74,919      57,263      72,818     205,000      31,141     11,544     247,685
                                           -------------------------------------------------------------------------------
         Total interest-bearing deposits     83,997      66,341      90,976     241,314      77,804     81,009     400,127

   Advances from the Federal Home Loan Bank 127,000           -           -     127,000      15,000          -     142,000
   Securities sold under
       agreements to repurchase              13,233           -           -      13,233           -          -      13,233
                                           -------------------------------------------------------------------------------
         Total interest-bearing liabilities 224,230      66,341      90,976     381,547      92,804     81,009     555,360
                                           -------------------------------------------------------------------------------

   Interest sensitivity gap                $(42,868)   $ (5,612)   $ 13,646    $(34,834)  $ 100,066   $ 14,356    $ 79,588
                                           -------------------------------------------------------------------------------
   Cumulative interest sensitivity gap     $(42,868)   $(48,480)   $(34,834)   $(34,834)  $  65,232
                                           --------------------------------------------------------

   Cumulative interest sensitivity gap as a
     percentage of total assets                (6.4)%      (7.2)%      (5.2)%      (5.2)%       9.7%

----------------------
(1)  Excludes nonaccrual loans of $292,000
(2)  Excludes $64.5 million of noninterest-bearing deposits.

   The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates as of December 31, 1999, based on the information and assumptions set forth in the notes to the table. Totals as of December 31, 1998 are included for comparative purposes. The Company had no derivative financial instruments, foreign currency exposure or trading portfolio as of December 31, 1999 and 1998. The amounts included under each expected maturity date for loans, mortgage-backed certificates, and other investments were calculated by adjusting the instrument's contractual maturity date for expectations of prepayments, as set forth in the notes to the table. Similarly, expected maturity date amounts for interest-bearing core deposits were calculated based upon estimates of the period over which the deposits would be outstanding as set forth in the notes. With respect to the Company's adjustable rate instruments, amounts included under each expected maturity date were measured by adjusting the instrument's contractual maturity date for expectations of prepayments, as set forth in the notes.

   The interest-earning assets maturing in one year decreased while those maturing after five years increased at December 31, 1999 compared to December 31, 1998. This was due primarily to a decrease in the loan prepayment rate assumptions at December 31, 1999. Prepayment rates decreased at December 31, 1999 due to a higher interest rate environment at the end of 1999 compared to 1998. The interest-earning assets maturing in three years increased at December 31, 1999 primarily the result of additional investment purchases in 1999 with three year remaining maturities at the end of 1999. The average interest rate on interest-earning assets decreased at December 31, 1999. The decrease was primarily the result of lower rates on a higher volume of mortgage-backed certificates.

   The interest-bearing liabilities maturing in one year increased at December 31, 1999 as compared to 1998. A callable fixed rate advance of $60 million, in the four year category at December 31, 1998, was called and converted to an adjustable rate advance at December 31, 1999. Accordingly, the $60 million advance moved to the one year category at December 31, 1999. Additionally, adjustable rate advances increased at December 31, 1999 in order to fund the purchase of mortgage-backed certificates and offset the decrease in interest-bearing deposits. Both the rate and balance of advances were higher at December 31, 1999 than at December 31, 1998, contributing to the higher rate on interest-bearing liabilities at December 31, 1999 compared to December 31, 1998.


                                                                         Amount maturing in:
                                                                         ------------------
                                                                                                There-                 Fair
(Dollars in thousands)                   1 Year     2 Years    3 Years    4 Years    5 Years     after      Total      Value
                                         ------     -------    -------    -------    -------     -----      -----      -----
Interest-earning assets:
   Loans (1) (2)
     Fixed rate                         $ 44,170   $ 29,354   $ 18,866   $ 11,718   $  8,063   $ 23,645   $135,816   $133,669
       Average interest rate                7.98%      7.96%      7.89%      7.75%      7.63%      7.32%      7.81%

     Adjustable rate                     141,254     61,499     40,098     29,142     21,318     47,515    340,826    340,207
       Average interest rate                8.18%      7.75%      7.63%      7.62%      7.61%      7.41%      7.85%

   Mortgage-backed certificates (3)
     Fixed rate                           10,027      8,563      7,366      6,391      5,602      1,201     39,150     39,150
       Average interest rate                6.95%      6.95%      6.95%      6.95%      6.95%      6.95%      6.95%

     Adjustable rate                      13,022      9,217      6,636      4,793      3,476      6,469     43,613     43,613
       Average interest rate                6.65%      6.76%      6.76%      6.76%      6.76%      6.76%      6.76%

   Investments (4)                        22,271     13,003     26,111      1,000          -        250     62,635     62,635
     Average interest rate                  6.63%      5.37%      5.55%      6.00%         -%      9.25%      5.93%

   Federal funds sold                     12,908          -          -          -          -          -     12,908     12,908
     Average interest rate                  5.50%         -%         -%         -%         -%         -%      5.50%
                                        -------------------------------------------------------------------------------------

       Total - December 31, 1999        $243,652   $121,636   $ 99,077   $ 53,044   $ 38,459   $ 79,080   $634,948   $632,182
         Average interest rate              7.72%      7.41%      7.02%      7.46%      7.44%      7.33%      7.47%
                                        -------------------------------------------------------------------------------------

       Total - December 31, 1998        $290,320   $122,896   $ 66,174   $ 42,589   $ 25,290   $ 57,344   $604,613   $609,428
         Average interest rate              7.33%      7.55%      7.52%      7.68%      7.96%      7.92%      7.50%
                                        -------------------------------------------------------------------------------------
Interest-bearing liabilities:
   Interest-bearing deposits (5) (6)    $241,314   $ 49,987   $ 27,817   $ 18,911   $ 18,935   $ 43,163   $400,127   $400,690
     Average interest rate                  4.68%      3.99%      3.55%      3.22%      3.70%      2.38%      4.15%

   Borrowings (7)                        140,233     15,000          -          -          -          -    155,233    155,233
     Average interest rate                  5.51%      4.84%         -%         -%         -%         -%      5.44%
                                        -------------------------------------------------------------------------------------

       Total - December 31, 1999        $381,547   $ 64,987   $ 27,817   $ 18,911   $ 18,935   $ 43,163   $555,360   $555,923
         Average interest rate              5.51%      4.19%      3.55%      3.22%      3.70%      2.38%      4.51%
                                        -------------------------------------------------------------------------------------

       Total - December 31, 1998        $265,755   $ 56,012   $ 29,433   $ 94,997   $ 15,203   $ 44,744   $506,144   $510,161
         Average interest rate              4.72%      4.54%      3.62%      4.76%      3.22%      2.30%      4.38%
                                        -------------------------------------------------------------------------------------

(1)  Assumes the following annual prepayment rates:
     -For  single-family  residential  adjustable  loans which adjust based upon changes  in the  one-year  constant  maturity  treasury  index,  28%;
     -For single-family fixed-rate first mortgage loans, from 6% to 48%; -For commercial real estate loans, an average of 22%;
     -For consumer loans, an average of 29%; and
     -For most other loans, from 2% to 66%.
(2)  Excludes nonaccrual loans of $292,000.
(3) Assumes average prepayment rates for adjustable mortgage-backed certificates of 28% and for fixed-rate mortgage-backed certificates of 17%.
(4) Totals include the Company's investment in FHLB Stock. Investment securities with call features are reflected in the maturity period in which the security is expected to be called based on interest rates at December 31, 1999.
(5) For money market deposits, savings and checking accounts, assumes annual decay rates of 31%, 14% and 18%, respectively. These estimated rates are those last published by the Office of Thrift Supervision in November, 1994.
(6)  Excludes $64.5 million of noninterest-bearing deposits.
(7) The estimated expected maturity at December 31, 1999 of the $15 million of convertible FHLB advances is 1.7 years based on information from FHLB.

Impact of Inflation and Changing Prices

   The Consolidated Financial Statements and Notes presented herein have been prepared in accordance with accounting principles generally accepted in the United States, which generally require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all of the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation.

Impact of New Accounting Standards

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. As amended, the statement becomes effective for fiscal years beginning after June 15, 2000 and will not be applied retroactively. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This Statement is not currently applicable to the Company, because the Company does not have any derivative instruments and is not involved in hedging activities.

Impact of the Year 2000 Issue

   The Year 2000 Issue was the result of computer programs being written using two digits rather than four to define the applicable year. As a result, such computer programs would not recognize the correct date after December 31, 1999. Also, systems and equipment that were not typically thought of as "computer related" (referred to as "non-IT") contained imbedded hardware or software that may have had a time element.

   In 1997, the Company implemented a four phase project of inventory, assessment, renovation and testing/implementation to address the Year 2000 Issue. The scope of the project included: ensuring the compliance of all applications, operating systems and hardware on the mainframe, PC and LAN systems; addressing issues related to non-IT embedded software and equipment; and addressing the compliance of the Company's significant borrowers and third party providers.

   As of the issuance of the Company's financial statements for the year ended December 31, 1999, there were no Year 2000 failures that have occurred with respect to the Company's critical systems. The Company's significant borrowers and third party providers were not impacted by the century date change in any way that adversely affected the Company.

   The Company estimates that total costs related to the Year 2000 project were approximately $1,050,000. The Company estimates that approximately 84% of these costs were related to the redeployment of existing personnel to address Year 2000 Issues, while approximately 16% of these costs represented incremental expenses to the Company. Of the $1,050,000 of Year 2000 project costs, approximately $545,000, $345,000 and $160,000 were incurred in 1999, 1998, and
1997, respectively. Some computer related initiatives were delayed due to the allocation of resources towards Year 2000 issues. Management believes there was not an adverse impact on the Company's financial condition or day to day operations as a result of computer projects being deferred due to reallocation of resources to the Year 2000 project.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

   Information contained in the above discussions titled, "Report to Our Stockholders" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," other than historical information, may contain forward-looking statements that involve risks and uncertainties including, but not limited to: (a) management's goals to improve interest rate margins and increase the loan portfolio, and (b) the Company's interest rate risk position and future credit and economic trends, including inflation and changing prices. These statements are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995, and are provided to assist the reader in understanding anticipated future financial and operational results. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could ultimately prove to be inaccurate. The Company's actual results may differ materially from those projected in forward-looking statements.


Consolidated Statement of Financial Condition
-------------------------------------------------------------------------------
(Dollars in thousands, except per share data)


                                                                                                       December 31,
                                                                                                  1999           1998
                                                                                               ----------------------------

Assets

Cash                                                                                           $    17,554     $    14,656
Federal funds sold                                                                                  12,908          42,289
Securities available for sale at fair value (adjusted cost
of $139,386 and $64,327, respectively)                                                             138,298          65,136
Loans, net:
   Held for investment                                                                             469,618         484,783
   Held for sale                                                                                     3,456           3,878
Interest receivable                                                                                  4,067           3,723
Real estate owned, net                                                                                 218             377
Federal Home Loan Bank stock, at cost                                                                7,100           5,066
Property and equipment, net                                                                         13,757          13,002
Goodwill and other intangibles, net                                                                  3,293           3,647
Other assets                                                                                         3,944           4,499
                                                                                               ----------------------------
     Total assets                                                                              $   674,213     $   641,056
                                                                                               ----------------------------

Liabilities and Stockholders' Equity
Liabilities:

   Deposits:
     Noninterest-bearing                                                                       $    64,491     $    78,712
     Interest-bearing                                                                              400,127         418,060
                                                                                               ----------------------------
        Total deposits                                                                             464,618         496,772

   Advances from the Federal Home Loan Bank                                                        142,000          75,000
   Securities sold under agreements to repurchase                                                   13,233          13,084
   Advance payments by borrowers for taxes and insurance                                               565             599
   Other liabilities                                                                                 2,532           5,525
                                                                                               ----------------------------
     Total liabilities                                                                             622,948         590,980
                                                                                               ----------------------------

Commitments (Note 17)

Stockholders' equity:
   Preferred stock, $.01 par value; authorized 3,000,000
     shares; none outstanding                                                                           --              --
   Common stock, $.01 par value; authorized 7,000,000 shares;
     issued and outstanding 4,751,644 and 4,808,806, at
     December 31, 1999 and December 31, 1998, respectively                                              48              48
   Additional paid-in capital                                                                       12,964          14,177
   Retained earnings - substantially restricted                                                     42,914          39,600
   Common stock acquired by Employees Stock
     Ownership Plan (ESOP)                                                                          (3,862)         (4,052)
   Common stock acquired by Management
     Recognition Plan (MRP)                                                                           (125)           (199)
   Net unrealized gain on securities available for sale,
     net of income taxes                                                                              (674)            502
                                                                                               ----------------------------
     Total stockholders' equity                                                                     51,265          50,076
                                                                                               ----------------------------
                                                                                               $   674,213     $   641,056
                                                                                               ----------------------------

The notes to consolidated financial statements are an integral part of this statement.


Consolidated Statement of Operations
-------------------------------------------------------------------------------
(Dollars in thousands, except per share data)

                                                                                          Year Ended December 31,
                                                                                   1999            1998           1997
                                                                               -------------------------------------------


Interest and fees on loans                                                     $    36,506     $    39,931     $    38,220
Interest on mortgage-backed certificates                                             2,533           3,208           8,685
Interest on investment securities                                                    3,237           2,664           2,775
Dividends and other interest income                                                  1,036           1,228           1,096
                                                                               -------------------------------------------
   Total interest income                                                            43,312          47,031          50,776
                                                                               -------------------------------------------
Interest on deposits                                                                16,737          19,571          20,972
Interest on borrowings                                                               5,243           6,234           8,338
                                                                               -------------------------------------------
   Total interest expense                                                           21,980          25,805          29,310
                                                                               -------------------------------------------
   Net interest income                                                              21,332          21,226          21,466
Provision for loan losses                                                               98             510             600
                                                                               -------------------------------------------
   Net interest income after provision for loan losses                              21,234          20,716          20,866
                                                                               -------------------------------------------
Other income:
   Deposit fees                                                                      2,511           2,454           2,040
   Gains on sales of:
     Securities, net                                                                    --              72              84
     Loans, net                                                                        748           1,030             548
   Loan servicing fees and late charges                                                277             318             322
   Other                                                                             3,596           3,139           2,719
                                                                               -------------------------------------------
     Total other income                                                              7,132           7,013           5,713
                                                                               -------------------------------------------
Other expenses:
   Salaries and employee benefits                                                    8,524           8,301           8,313
   Equipment, data processing, and supplies                                          2,992           2,861           2,703
   Federal deposit insurance premiums                                                  241             260             277
   Expenses related to proxy contest and other
     matters                                                                            --              --             405
   Other                                                                             7,142           6,775           5,614
                                                                               -------------------------------------------
     Total other expenses                                                           18,899          18,197          17,312
                                                                               -------------------------------------------
Income before income taxes                                                           9,467           9,532           9,267
Provision for income taxes                                                           3,408           3,417           3,264
                                                                               -------------------------------------------
   Net income                                                                  $     6,059     $     6,115     $     6,003
                                                                               -------------------------------------------

Earnings per share:
     Basic                                                                     $      1.32     $      1.30     $      1.24
                                                                               -------------------------------------------
     Diluted                                                                   $      1.30     $      1.27     $      1.20
                                                                               -------------------------------------------
Dividends per common share                                                     $       .60     $       .41     $       .33
                                                                               -------------------------------------------


The notes to consolidated financial statements are an integral part of this statement.


Consolidated Statement of Comprehensive Income
-------------------------------------------------------------------------------
(Dollars in thousands)

                                                                                            Year Ended December 31,
                                                                                   1999             1998            1997
                                                                                ------------------------------------------

Net income                                                                      $   6,059       $    6,115      $    6,003
                                                                                ------------------------------------------

Other comprehensive loss, before income taxes:
   Unrealized losses on securities available for sale
     Unrealized holding losses arising during the period                           (1,897)            (445)           (233)
     Less: reclassification adjustment for gains included in
       net income                                                                      --              (72)            (84)
                                                                                ------------------------------------------

Other comprehensive loss, before income taxes                                      (1,897)            (517)           (317)

Income tax benefit related to items of other
   comprehensive loss                                                                 721              164             109
                                                                                ------------------------------------------

Other comprehensive loss, net of income taxes                                      (1,176)            (353)           (208)
                                                                                -------------------------------------------

Comprehensive income                                                            $   4,883       $    5,762      $    5,795
                                                                                --------------------------------------------





The notes to consolidated financial statements are an integral part of this statement.


Consolidated Statement of Changes in Stockholders' Equity
-------------------------------------------------------------------------------
(Dollars in thousands)

                                                                                           Common      Accumulated
                                                                                            Stock        Other
                                Common          Common       Additional                    Acquired    Comprehensive
                                 Stock           Stock        Paid-In       Retained        by ESOP   Income (Loss),Net
                                Shares          Amount        Capital       Earnings        and MRP     of Income       Total
                               ----------------------------------------------------------------------------------------------

Balance, December 31, 1996     4,905,132     $        49      $ 17,637      $ 31,040      $   (181)     $  1,063     $ 49,608
Comprehensive income                  --              --            --         6,003            --          (208)       5,795
Cash dividends paid                   --              --            --        (1,627)           --            --       (1,627)
Purchase of Common Stock
   by ESOP                            --              --            --            --        (4,232)           --       (4,232)
Exercise of stock options
   and related tax benefits       66,111               1           482            --            --            --          483
Other                                 --              --            --            --           (90)           --          (90)
                               ----------------------------------------------------------------------------------------------
Balance, December 31, 1997     4,971,243              50        18,119        35,416        (4,503)          855       49,937
Comprehensive income                  --              --            --         6,115            --          (353)       5,762
Cash dividends paid                   --              --            --        (1,931)           --            --       (1,931)
Exercise of stock options
  and related tax benefits        69,063              --           602            --            --            --          602
Stock repurchases               (231,500)             (2)       (4,667)           --            --            --       (4,669)
Other                                 --              --           123            --           252            --          375
                               ----------------------------------------------------------------------------------------------
Balance, December 31, 1998     4,808,806              48        14,177        39,600        (4,251)          502       50,076

Comprehensive income                  --              --            --         6,059            --        (1,176)       4,883
Cash dividends paid                   --              --            --        (2,745)           --            --       (2,745)
Exercise of stock options
  and related tax benefits        23,168              --           198            --            --            --          198
Stock repurchases                (80,330)             --        (1,463)           --            --            --       (1,463)
Other                                 --              --            52            --           264            --          316
                               ----------------------------------------------------------------------------------------------
Balance, December 31, 1999     4,751,644    $         48      $ 12,964      $ 42,914      $ (3,987)       $(674)     $ 51,265
                               ----------------------------------------------------------------------------------------------





The notes to consolidated financial statements are an integral part of this statement.

Consolidated Statement of Cash Flows
-------------------------------------------------------------------------------
(Dollars in thousands)
                                                                                        Year Ended December 31,
                                                                                 1999             1998             1997
                                                                         ------------------------------------------------
Cash flows from operating activities:

   Net income                                                              $     6,059      $      6,115     $      6,003
   Add (deduct) items not affecting cash during the year:
     Provision for loan losses                                                      98               510              600
     Provision for losses on real estate owned                                      22                15               81
     Amortization of loan yield adjustments                                        743               381              158
     Depreciation, amortization and accretion, net                               1,727             1,930            2,593
     Net (gains) losses on sales/disposals of:
       Securities                                                                   --               (72)             (84)
       Loans                                                                      (748)           (1,030)            (548)
       Real estate, property and equipment                                        (345)               36               16
     Proceeds from sales of loans held for sale                                 55,651            82,893           45,338
     Originations of loans held for sale                                       (54,509)          (82,608)         (46,097)
     Change in assets/liabilities, net
       Decrease (increase) in interest receivable and other assets                 430             1,168           (1,121)
       (Decrease) increase in other liabilities                                 (1,944)            3,176              (46)
                                                                         ------------------------------------------------
         Net cash provided by operating activities                               7,184            12,514            6,893
                                                                         ------------------------------------------------
Cash flows from investing activities:

   Purchases of securities available for sale                                 (100,965)          (48,237)         (16,087)
   Proceeds from sales of securities available for sale                             --            66,660           35,447
   Principal repayments on securities available for sale                        10,517            34,855           49,243
   Proceeds from maturities and calls of securities available
     for sale                                                                   15,350            18,000           17,000
   Net decrease (increase) in loans held for investment                         14,263             2,307          (64,572)
   Net proceeds on sales of real estate owned                                      223               597            1,224
   Additions to real estate owned                                                  (24)              (86)            (129)
   Purchases of Federal Home Loan Bank stock
     and Federal Reserve Bank stock                                             (4,700)           (1,650)          (1,850)
   Redemption of Federal Home Loan Bank stock                                    2,666             5,295            1,000
   Purchases of property and equipment                                          (2,215)           (1,273)          (2,727)
   Proceeds from sales of property and equipment                                   327               453               10
                                                                         ------------------------------------------------
         Net cash (used for) provided by investing activities                  (64,558)           76,921           18,559
                                                                         ------------------------------------------------
Cash flows from financing activities:

   Proceeds from exercise of stock options                                         138               173              357
   Net (decrease) increase in deposits                                         (32,154)          (10,898)           8,705
   Proceeds from Federal Home Loan Bank advances                               194,000           587,000        1,255,000
   Repayment of Federal Home Loan Bank advances                               (127,000)         (657,000)      (1,258,000)
   Proceeds from other borrowings                                                   --                --            4,000
   Repayment of other borrowings                                                    --            (2,575)          (1,425)
   Net increase in securities sold under agreement to repurchase                   149             3,420            2,526
   Cash dividends paid                                                          (2,745)           (1,931)          (1,627)
   Purchase of common stock by ESOP                                                 --                --           (4,232)
   Common stock repurchases                                                     (1,463)           (4,669)              --
   Other, net                                                                      (34)             (121)            (123)
                                                                         ------------------------------------------------
         Net cash provided by (used for) financing activities                   30,891           (86,601)           5,181
                                                                         ------------------------------------------------
(Decrease) increase in cash and cash equivalents                               (26,483)            2,834           30,633
Cash and cash equivalents, beginning of year                                    56,945            54,111           23,478
                                                                         ------------------------------------------------
Cash and cash equivalents, end of year                                     $    30,462      $     56,945     $     54,111
                                                                         ------------------------------------------------
Supplemental disclosures of cash flow information:

   Cash paid during the year for interest                                  $     6,770      $      8,910     $     11,624
   Cash paid during the year for income taxes                                    3,247             2,855            2,820
   Schedule of noncash investing and financing activities:
     Real estate acquired in settlement of loans                                   342               312            1,603
     Loans to facilitate sale of real estate owned                                 281               470            2,058
     Loan to facilitate sale of property                                            --             1,336               --

The notes to consolidated financial statements are an integral part of this statement.

Notes To Consolidated Financial Statements
-------------------------------------------------------------------------------

Note 1
Summary of Significant Accounting Policies

     CENIT Bancorp, Inc. (the "Holding Company" or the "Company") is a Delaware corporation that owns CENIT Bank (the "Bank"), a federally chartered stock savings bank.

     The Company operates in one business segment, providing retail and commercial banking services to customers within its market area.

     The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and that affect the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

     The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, the Bank, and the Bank's wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Investment Securities

     Investment securities are accounted for in accordance with Statement of Financial Accounting Standards No. 115 (FAS 115), "Accounting for Certain
Investments in Debt and Equity Securities." FAS 115 requires that certain securities be classified into one of three categories: held to maturity, available for sale, or trading. Securities classified as held to maturity are carried at amortized cost; securities classified as available for sale are carried at their fair value with the amount of unrealized gains and losses, net of income taxes, reported as a separate component of stockholders' equity; and securities classified as trading are carried at fair value with the unrealized gains and losses included in earnings.

     Premium amortization and discount accretion are included in interest income and are calculated using the interest method over the period to maturity of the related asset. The adjusted cost of specific securities sold is used to compute realized gain or loss on sale. The gain or loss realized on sale is recognized on the trade date.

Loans

     Loans held for investment are carried at their outstanding principal balance. Unearned discounts, premiums, deferred loan fees and costs, and the allowance for loan losses are treated as adjustments of loans in the consolidated statement of financial condition.

     At December 31, 1999 and 1998, approximately seventy-nine percent and seventy-five percent, respectively, of the principal balance of the Bank's real estate loans were to residents of or secured by properties located in Virginia. This geographic concentration is also considered in management's establishment of loan loss reserves.

     Interest on loans is credited to income as earned. Interest receivable is accrued only if deemed collectible. Generally, interest is not accrued on loans over ninety days past due. Uncollectible interest on loans that are contractually past due is charged-off or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower has reestablished the ability to make periodic interest and principal payments, in which case the loan is returned to accrual status. Interest income is recognized on loans which are ninety days or more past due only if management considers the principal and interest balance to be fully collectible. Loan origination and commitment fees and certain direct loan origination costs and premiums and discounts related to purchased loans are deferred and amortized as an adjustment of yield over the contractual life of the related loan. The unamortized portion of net deferred fees is recognized in income if loans prepay or if commitments expire unfunded. The amortization of net fees or costs is included in interest and fees on loans in the consolidated statement of operations.

     Loans held for sale are carried at the lower of cost or market on an aggregate basis. Loan fees collected and direct origination costs incurred with respect to loans held for sale are deferred as an adjustment of the carrying value of the loans and are included in the determination of gain or loss on sale.

Impaired Loans

     Impaired loans are specifically reviewed loans for which it is probable that the Company will be unable to collect all amounts due according to the terms of the loan agreement. The specific factors that influence management's judgment in determining when a loan is impaired include evaluation of the financial strength of the borrower and the fair value of the collateral. Impaired loans are measured and reported based on the present value of expected cash flows discounted at the loan's effective interest rate, or at the fair value of the loan's collateral if the loan is deemed "collateral dependent." A valuation allowance is required to the extent that the measure of the impaired loans is less than the recorded investment.

Allowance for Loan Losses

     The allowance for loan losses represents management's estimate of an amount adequate to absorb potential losses on loans that may become uncollectible. Factors considered in the establishment of the allowance for loan losses include management's evaluation of specific loans, the level and composition of classified loans, historical loan loss experience, concentrations of credit, the relative inherent risk of loan types that comprise the loan portfolio, and other judgmental factors. The allowance for loan losses is increased by charges to income and decreased by charge-offs, net of recoveries. Actual future losses may differ from estimates as a result of unforeseen events.

Real Estate Owned

     Real estate acquired in settlement of loans is recorded at the lower of the unpaid loan balance or estimated fair value less estimated costs of sale at the date of foreclosure. Subsequent valuations are periodically performed and valuation allowances are established if the carrying value of the real estate exceeds estimated fair value less estimated costs of sale. Costs related to development and improvement of real estate are capitalized. Net costs related to holding assets are expensed.

Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Major renewals or betterments are capitalized and depreciated over their estimated useful lives. Repairs and maintenance are charged to expense in the year incurred. Depreciation and amortization are computed principally on the straight-line basis over the estimated useful lives of the related assets.

Goodwill and other intangibles

     Goodwill represents the excess of cost over the fair value of net assets acquired and is amortized on a straight-line basis over 15 years. The core deposit intangible represents the estimated fair value of certain customer relationships acquired and is amortized on an accelerated basis over 10 years.

Long-Lived Assets

     Long-lived assets to be held and those to be disposed of and certain other intangibles are evaluated for impairment using the guidance of Statement of Financial Accounting Standards No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which was adopted by the Company on January 1, 1996. FAS 121 establishes when an impairment loss should be recognized and how an impairment loss should be measured. The adoption of FAS 121 did not have a significant impact on the financial statements of the Company.

Deposits

     Interest on deposits is accrued and compounded according to the contractual term of the deposit account and either paid to the depositor or added to the deposit account. On term accounts, the forfeiture of interest (because of withdrawal prior to maturity) is offset as of the date of withdrawal against interest expense.

Securities Sold Under Agreements to Repurchase

     The Bank enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed-coupon reverse repurchase agreements are treated as financing transactions, and the obligations to repurchase securities sold are reflected as liabilities in the statement of financial condition. The securities underlying the agreements continue to be recorded as assets.

Income Taxes

     The provision for income taxes is based upon income taxes estimated to be currently payable and certain changes in deferred income tax assets and liabilities. The deferred tax assets and liabilities relate principally to the use of different reporting methods for bad debts, depreciation, and Federal Home Loan Bank stock dividends.

Statement of Cash Flows

     For purposes of the statement of cash flows, the Company considers cash and federal funds sold to be cash and cash equivalents.

Earnings Per Share

     Basic earnings per share for the years ended December 31, 1999, 1998, and 1997 were determined by dividing net income for the respective year by 4,581,574 shares, 4,715,697 shares, and 4,853,484 shares, respectively. Diluted earnings per share for the years ended December 31, 1999, 1998, and 1997 were determined by dividing net income for the respective year by 4,659,103 shares, 4,829,641 shares, and 4,986,066 shares, respectively. The difference in the number of shares used for basic earnings per share and diluted earnings per share calculations for each of the three years results solely from the dilutive effect of stock options. Options on approximately 131,000 and 65,000 shares were not included in computing diluted earnings per share for the years ended December 31, 1999 and December 31, 1998, respectively, because their effects were antidilutive. There were no options on shares at December 31, 1997 that were antidilutive.

Note 2
Cash

     The Bank is required by the Federal Reserve Bank to maintain average reserve balances. The average amount of these reserve balances for the year ended December 31, 1999 was $7,029,000. On December 31, 1999, the reserve balance was $7,877,000.

Note 3
Intangible Assets

     Goodwill and core deposit intangibles, and the related amortization, are as follows (in thousands):

                                                        Core Deposit
                                          Goodwill       Intangible       Total
                                          -------------------------------------
Balance, December 31, 1997                $  3,654      $   356        $  4,010
Amortization                                  (290)         (73)           (363)
                                          -------------------------------------
Balance, December 31, 1998                   3,364          283           3,647
Amortization                                  (290)         (64)           (354)
                                          -------------------------------------
Balance, December 31, 1999                $  3,074      $   219        $  3,293
                                          -------------------------------------

     At December 31, 1999, the Company had recorded $1,516,000 of accumulated amortization.

Note 4
Securities Available for Sale

Securities available for sale are as follows (in thousands):

                                                                           December 31,
                                                       1999                                            1998
                                     -----------------------------------------       -----------------------------------------------
                                                   Gross       Gross                                Gross       Gross
                                     Amortized  Unrealized  Unrealized   Fair        Amortized   Unrealized   Unrealized    Fair
                                       Cost        Gains      Losses     Value          Cost        Gains       Losses      Value
                                     -----------------------------------------       -----------------------------------------------


U.S. Treasury securities         $    14,004 $        11 $      (11) $    14,004     $    26,043 $       353  $      -- $    26,396
                                 ----------- ----------- ----------- -----------     ----------- ---------------------- -----------
Other U. S. Government agency
     securities                       42,114           -       (833)      41,281          21,344         134        (7)      21,471
                                 ----------- ----------- ----------- -----------     ----------- ---------------------- -----------
Other debt security                      250           -           -         250             250           -          -         250
                                 ----------- ----------- ----------- -----------     ----------- ---------------------- -----------
Mortgage-backed certificates:
     Federal Home Loan
     Mortgage Corporation
     participation certificates       41,768         177       (149)      41,796          11,445         214          -      11,659
   Federal National Mortgage
     Association pass-through
     certificates                     38,670          31       (337)      38,364           3,293          53        (1)       3,345
   Government National
     Mortgage Association
     pass-through certificates         2,580          23           -       2,603           1,952          63          -       2,015
                                 ----------- ----------- ----------- -----------     ----------- ---------------------- -----------
     Total mortgage-backed
       certificates                   83,018         231       (486)      82,763          16,690         330        (1)      17,019
                                 ----------- ----------- ----------- -----------     ----------- ---------------------- -----------
                                 $   139,386 $       242 $   (1,330) $   138,298     $    64,327 $       817$       (8) $    65,136
                                 ----------- ----------- ----------- -----------     ----------- ---------------------- -----------


During 1999, the Company did not sell any available for sale securities. During 1998 and 1997, the Company recognized gross gains of $143,000 and gross losses of $71,000 on the sale of available for sale securities.

     The amortized cost and fair value of securities available for sale at December 31, 1999 are shown below by contractual maturity (in thousands):

                                                   Amortized           Fair
                                                     Cost             Value
                                                  ---------------------------
Due in one year or less                           $  16,003        $   15,996
Due after 1 year through 5 years                     40,115            39,289
Due after 5 years                                       250               250
Mortgage-backed certificates                         83,018            82,763
                                                  ---------------------------
                                                  $  139,386       $  138,298
                                                  ---------------------------

Note 5
Loans

Loans held for investment consist of the following (in thousands):


                                                                     December 31,
                                                                 1999            1998
                                                                 --------------------
First mortgage loans:
  Single family                                                $  221,041     $  251,117
  Multi-family                                                      8,082          7,874
  Construction:
    Residential                                                    58,528         66,853
    Nonresidential                                                  7,685          4,101
  Commercial real estate                                           81,724         76,611
  Consumer lots                                                     3,566          3,703
  Acquisition and development                                      18,065         11,444
Equity and second mortgage                                         56,469         52,845
Purchased mobile home                                                  31             52
Boat                                                                2,855          4,275
Other consumer                                                     11,937         10,537
Commercial business                                                36,739         33,485
                                                             ---------------------------
                                                                  506,722        522,897
Undisbursed portion of construction
  and acquisition and development loans                           (34,714)       (35,463)
Allowance for loan losses                                          (3,860)        (4,024)
Unearned discounts, premiums, and loan
  fees, net                                                         1,470          1,373
                                                             -----------------------------
                                                               $  469,618     $  484,783
                                                             -----------------------------

     At December 31, 1999, the Company's gross loan portfolio contained $188,400 of adjustable-rate mortgage loans and $50,880 of loans which are callable or balloon at various dates over the next seven years. Prime-based loans, net of the undisbursed portion of construction and acquisition and development loans, totaled $90,915 at December 31, 1999.

Nonaccrual loans are as follows (in thousands):

                                                                    December 31,
                                                        1999            1998            1997
                                                        ------------------------------------


Single family                                        $   103         $   416         $   528
Land acquisition                                          48              --             200
Purchased mobile home                                     20              15              48
Other consumer                                            10              68              24
Commercial business                                      111              64             240
                                                  ------------------------------------------
                                                     $   292         $   563         $ 1,040
                                                  ------------------------------------------

Interest income that would have been recorded under the contractual terms of such nonaccrual loans and the interest income actually recognized are summarized as follows (in thousands):


                                                              Year Ended December 31,
                                                        1999            1998            1997
                                                        ------------------------------------


Interest income based on contractual terms           $    33         $    61          $    92
Interest income recognized                                22              36               30
                                                     ----------------------------------------
  Interest income foregone                           $    11         $    25          $    62
                                                     ----------------------------------------


Changes in the allowance for loan losses are as follows (in thousands):

                                                              Year Ended December 31,
                                                        1999            1998            1997
                                                        -------------------------------------


Balance at beginning of year                         $ 4,024         $ 3,783          $ 3,806
Provision for loan losses                                 98             510              600
Losses charged to allowance                             (358)           (382)            (836)
Recovery of prior losses                                  96             113              213
                                                  -------------------------------------------
  Balance at end of year                          $    3,860      $    4,024      $     3,783
                                                  -------------------------------------------

     There were no impaired loans at December 31, 1999 and 1998.

     Loans serviced for others approximate $11,967,000 at December 31, 1999, $13,826,000 at December 31, 1998, and $16,013,000 at December 31, 1997.

Note 6
Interest Receivable

The components of interest receivable are as follows (in thousands):

                                                               December 31,
                                                            1999          1998
                                                           --------------------


Interest on loans                                          $ 2,523      $ 2,766
Interest on mortgage-backed certificates                       628          178
Interest on investments and interest-bearing
  deposits                                                     931          819
                                                           --------------------
                                                             4,082        3,763
Less:  Allowance for uncollected interest                      (15)         (40)
                                                           --------------------
                                                           $ 4,067      $ 3,723
                                                           --------------------

Note 7
Real Estate Owned

Real estate owned is as follows (in thousands):

                                                                December 31,
                                                            1999          1998
                                                           --------------------


Residential - Single family                                $ 123        $ 325
Land                                                         105          105
                                                           --------------------
                                                             228          430
Less:  Valuation allowance                                   (10)         (53)
                                                           --------------------
                                                           $ 218        $ 377
                                                           --------------------



Changes in the valuation allowance for real estate owned are as follows (in thousands):

                                                    Year Ended December 31,
                                                   1999       1998        1997
                                                   ----------------------------


Balance at beginning of year                      $  53      $ 106      $  200
Provision for losses                                 22         15          81
Losses charged to allowance                         (65)       (68)       (175)
                                                  -----------------------------
  Balance at end of year                          $  10      $  53      $  106
                                                  -----------------------------

     The provision for losses on real estate owned is included in other expense in the accompanying Consolidated Statement of Operations.

Note 8
Federal Home Loan Bank Stock

     Investment in the stock of the Federal Home Loan Bank (FHLB) is required by law for federally insured savings associations such as the Bank. No ready market exists for the stock and it has no quoted market value. The FHLB is required under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") to use its future earnings in various government-mandated programs including low to moderate income housing. These programs and other uses of the FHLB's future earnings could impair its ability to pay dividends to the Company on this investment.

Note 9
Property and Equipment

Property and equipment consist of the following (in thousands):

                                                               December 31,
                                                            1999          1998
                                                           --------------------


Buildings and leasehold improvements                       $ 11,265     $ 9,857
Furniture and equipment                                      10,042       9,845
                                                           --------------------
                                                             21,307      19,702
Less:  Accumulated depreciation and amortization            (10,527)     (9,404)
                                                           --------------------
                                                             10,780      10,298
Land                                                          2,977       2,704
                                                           --------------------
                                                           $ 13,757     $13,002
                                                           --------------------


     Depreciation and amortization expense is $1,261,000, $1,251,000, and $1,154,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

     In December 1998, the Company sold its corporate office building and leased back a portion of the building over a three-year period that ends December 31, 2001. The transaction was accounted for as a sale-leaseback. Accordingly, gain on the sale of $404,000 was deferred and is recognized in proportion to the related gross rent charged to expense over the lease term. During 1999, $202,000 of the deferred gain on the sale was recognized.

Note 10
Deposits

Deposit balances by type and range of interest rates at December 31, 1999 and 1998 are as follows (in thousands):


                                                                           December 31,
                                                                        1999             1998
                                                                  ---------------------------

Noninterest-bearing:
     Commercial checking                                          $   55,568      $    69,801
     Personal checking                                                 8,923            8,911
                                                                  ---------------------------
                  Total noninterest-bearing deposits                  64,491           78,712
                                                                  ---------------------------

Interest-bearing:
     Passbook and statement savings
         (interest rates of 2.41% at 1999 and
         2.46% at 1998)                                               32,191           36,588
     Checking accounts (interest rates of 1.52% at
         1999 and 1.43% at 1998)                                      43,909           41,762
     Money market deposits (interest rates of
         3.56% at 1999 and 3.36% at 1998)                             76,342           73,896
     Certificates:
         3.99% or less                                                    52              345
         4.00% to 4.99%                                              159,000          121,862
         5.00% to 5.99%                                               67,257          113,417
         6.00% to 6.99%                                               13,908           18,818
         7.00% to 7.99%                                                7,312            9,958
         8.00% to 8.99%                                                  156              294
         9.00% to 9.99%                                                    -            1,120
                                                                  ---------------------------
         Total certificates                                          247,685          265,814
                                                                  ---------------------------
         Total interest-bearing deposits                             400,127          418,060
                                                                  ---------------------------
         Total deposits                                           $  464,618      $   496,772
                                                                  ---------------------------


     Certificates in denominations greater than $100,000 aggregated $26,417,000 and $24,940,000 at December 31, 1999 and 1998, respectively. The weighted average cost of deposits approximated 4.13% and 4.54% for the years ended December 31, 1999 and 1998, respectively.

The following is a summary of interest expense on deposits (in thousands):


                                                              Year Ended December 31,
                                                       1999            1998            1997
                                                      -------------------------------------

Passbook and statement savings                     $     830      $    1,235     $     1,522
Checking accounts                                        579             605             602
Money market deposits                                  2,614           2,412           1,566
Certificates                                          12,751          15,373          17,351
Less:  Early withdrawal penalties                        (37)            (54)            (69)
                                                   -----------------------------------------
                                                   $  16,737     $    19,571     $    20,972
                                                   -----------------------------------------

At December 31, 1999, remaining maturities on certificates are as follows (in thousands):

                                   2000               $   205,000
                                   2001                    23,237
                                   2002                     7,904
                                   2003                     3,958
                                   2004                     7,586
                                                      -----------
                                                      $   247,685
                                                      -----------

     At December 31, 1999, the Bank has pledged mortgage-backed certificates, U.
S. Treasury securities, and other U. S. Government agency securities with a total carrying value of $2,458,000 to the State Treasury Board and $200,000 to the Federal Court as collateral for certain public deposits.

Note 11
Advances from the Federal Home Loan Bank

     At December 31, 1999, advances from the Federal Home Loan Bank (FHLB) consist of $127,000,000 of short-term variable advances and a $15,000,000 convertible fixed-rate advance with an interest rate of 4.84%. The $15,000,000 fixed-rate advance matures in December 2003 and is subject, in December 2001, to a one-time option by the FHLB to convert to an adjustable-rate advance. These advances are collateralized by mortgage-backed certificates with a net book value of approximately $1,881,000 and by first mortgage loans with a net book value of approximately $218,136,000.

     The weighted average cost of advances from the FHLB is 5.23% and 5.43% for the years ended December 31, 1999 and 1998, respectively.

Note 12
Securities Sold under Agreements to Repurchase

     At December 31, 1999, U. S. Treasury securities, U. S. Government agency securities and mortgage-backed certificates sold under agreements to repurchase had a carrying value of $13,605,000 and a market value of $13,498,000. The mortgage-backed certificates underlying these repurchase agreements were delivered to a branch of the Federal Reserve Bank which is acting as custodian in the transaction. The Company enters into reverse repurchase agreements with dealers and certain commercial deposit customers. The reverse repurchase agreements executed with commercial deposit customers do not constitute savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation. At December 31, 1999, all of the Company's reverse repurchase agreements were with commercial customers.

The following is a summary of certain information regarding the Company's reverse repurchase agreements (dollars in thousands):

                                                              December 31,
                                                            1999         1998
                                                     ---------------------------


Balance at end of year                                    $ 13,233    $ 13,084
Average amount outstanding during the year                  15,711      12,026
Maximum amount outstanding at any month end                 20,755      22,913
Weighted average interest rate during the year                4.08%       4.45%
Weighted average interest rate at end of year                 3.78%       3.96%
Weighted average maturity at end of year                     daily       daily

Note 13
Other Income and Other Expense

The components of other income and other expense are as follows (in thousands):

                                                            Year Ended December 31,
                                                      1999            1998           1997
                                                 -------------------------------------------
Other income:
     Brokerage fees                               $      168      $      468      $       850
     Merchant processing fees                          2,464           2,062            1,391
     Other miscellaneous                                 964             609              478
                                                  -------------------------------------------
                                                  $    3,596      $    3,139      $     2,719
                                                  -------------------------------------------


Other expense:
     Net occupancy expense of premises            $    2,154      $    1,901      $     1,848
     Professional fees                                   678             611              345
     Expenses, gains/losses on sales,
           and provision for losses on real
           estate owned, net                              44              89              215
     Merchant processing                               1,953           1,766            1,130
     Other miscellaneous                               2,313           2,408            2,076
                                                  -------------------------------------------
                                                  $    7,142      $    6,775      $     5,614
                                                  -------------------------------------------


Note 14
Income Taxes

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.

Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                   December 31,
                                                        1999             1998            1997
                                                   -------------------------------------------

Deferred tax assets:
     Bad debt reserves                             $    1,353      $    1,474      $     1,251

     Unrealized losses on securities
           available for sale                             413               -                -
     Other                                                298             324              219
                                                   -------------------------------------------
                                                        2,064           1,798            1,470
                                                   -------------------------------------------

Deferred tax liabilities:
     Federal Home Loan Bank
           stock dividends                               (660)           (696)            (696)
     Unrealized gains on securities
           available for sale                               -            (308)            (472)
     Depreciation                                        (303)           (344)            (296)
     Other                                               (250)           (251)            (299)
                                                   --------------------------------------------
                                                       (1,213)         (1,599)          (1,763)
                                                   --------------------------------------------
Net deferred tax asset (liability)                 $      851      $      199      $      (293)
                                                   --------------------------------------------


The provision for income taxes consists of the following (in thousands):

                                                                Year Ended December 31,
                                                       1999              1998            1997
                                                  -------------------------------------------
Current:
     Federal                                      $    2,997      $    3,452      $     3,109
     State                                               343             294              131
                                                  -------------------------------------------
                                                       3,340           3,746            3,240
                                                  -------------------------------------------
Deferred:
     Federal                                              57            (277)              20
     State                                                11             (52)               4
                                                  -------------------------------------------
                                                          68            (329)              24
                                                  -------------------------------------------
                                                  $    3,408      $    3,417      $     3,264
                                                  -------------------------------------------

The reconciliation of "expected" federal income tax computed at the statutory rate (34%) to the reported provision for income taxes is as follows (in thousands):

                                                                Year Ended December 31,
                                                       1999              1998            1997
                                                  -------------------------------------------
Computed "expected" tax provision                 $    3,219      $    3,241      $     3,151
  Increase (decrease) in taxes
    resulting from:
      State income taxes, net of federal
        tax benefit                                      235             194               86
      Other                                              (46)            (18)              27
                                                  --------------------------------------------
 Provision for income taxes                       $    3,408      $    3,417      $     3,264
                                                  --------------------------------------------

     For tax purposes, the Bank may only deduct bad debts as charged off. This amount may differ significantly from the amount deducted for book purposes. Retained earnings at December 31, 1999 includes $6,134,000 representing that portion of the Bank's tax bad debt allowance for which no provision for income taxes has been made. This amount would be subject to federal income taxes if the Bank were to use the reserve for purposes other than to absorb losses.

Note 15
Employee Benefit Plans

Employees Stock Ownership Plan

     The following summarizes information relating to the Company's Employee Stock Ownership Plan, which covers substantially all employees after they have met certain eligibility requirements.

     Stock Purchase - 1992

     In 1999, 1998 and 1997, dividends received by the ESOP, all of which related to allocated shares, were first used for administrative expenses, and dividends remaining were distributed to plan participants. Dividends received on allocated shares in 1999 totaled $124,000, of which $111,000 was distributed to participants; in 1998 totaled $93,000, of which $72,000 was distributed to participants; and in 1997 totaled $81,000, of which $63,000 was distributed to participants. At December 31, 1999, the ESOP has 198,335 allocated shares. A total of 18,564 shares were distributed in 1999 to terminated employees. All shares held by the ESOP relating to the 1992 stock purchase are considered outstanding for earnings per share calculations.

     Stock Purchase - 1997

     The Company recognizes compensation expense on an accrual basis based upon the estimated annual number of shares to be released valued at the shares' fair value. ESOP related compensation expense recognized by the Company totaled $299,200 in 1999 and $467,933 in 1998.

     The loan between the ESOP and the holding company has a fifteen-year term with monthly principal and interest payments which commenced as of January 1998. Shares are released and allocated to eligible participants annually. The number of shares released and allocated annually is based upon the pro rata amount of the total principal and interest paid in that year as compared to the total estimated principal and interest to be paid over the entire term of the loan. Dividends received on unallocated shares were used for debt service.

     Of the 248,157 shares purchased in 1997, 211,202 were unallocated at December 31, 1999. In 1999 and 1998, 16,246 and 20,709 shares were allocated and were included in earnings per share calculations. A total of 145 shares were distributed in 1999 to terminated employees. At December 31, 1999, the fair value of unearned shares approximated $3,656,000.

401(k) Plan

     The Company has a 401(k) plan to which eligible employees may contribute a specified percentage of their gross earnings each year. For the years ended December 31, 1999, 1998 and 1997, the maximum percentage that could be contributed by employees was 15%, 15%, and 10%, respectively. The Company contributed a total of $207,000 to this plan during the year ended December 31, 1997. In 1999 and 1998, no contributions were made.

Postretirement Benefit Plan

     The Company sponsors a postretirement health care and life insurance benefit plan. This plan is unfunded and the Company retains the right to modify or eliminate these benefits. Participating retirees and eligible dependents under the age of 65 are covered under the Company's regular medical and dental plans. Participating retirees and eligible dependents age 65 or older are eligible for a Medicare supplement plan. The medical portion of the plan is contributory for retirees, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and copays. The life insurance portion of the plan is noncontributory.

     As permitted by FAS 106, the Company elected to amortize its unrecognized transition obligation over 20 years. At December 31, 1999 and December 31, 1998, the Company's unfunded accumulated postretirement benefit obligation totaled $815,000 and $804,000, respectively, and the accrued postretirement benefit cost recognized in the Statement of Financial Condition totaled $218,000 and $177,000, respectively. Postretirement benefit cost was $96,000, $97,000, and $69,000 in 1999, 1998 and 1997, respectively.

Note 16
Stock Options and Awards

     At December 31, 1999, the Company has two stock-based compensation plans, the CENIT Stock Option Plan and the Management Recognition Plan, which are described below. The Company has elected not to adopt the recognition provisions of Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation," which requires a fair-value based method of accounting for stock options and similar equity awards, and will continue to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations to account for its stock-based compensation plans.

Stock Option Plans

     In conjunction with the Bank's 1992 conversion, the Company adopted the CENIT Stock Option Plan for the benefit of non- employee directors and key officers. During the period 1992-1997, the Company granted options relating to 370,875 shares of common stock, which is the total number of shares reserved for issuance under the Stock Option Plan. Options granted in 1992 in connection with the conversion became exercisable in full from two to five years after the date of grant, options granted in 1993 became exercisable in full, two years after the date of grant, and options granted in 1994, 1995, 1996 and 1997 are exercisable 25% each year over the four-year period after the applicable date of grant. In addition, limited stock appreciation rights were granted with the options issued under the Stock Option Plan. These rights may be exercised in lieu of the related stock options only in the event of a change in control of the Company, as defined in the Stock Option Plan.

     In 1998, the Company adopted the CENIT Long-Term Incentive Plan for the benefit of non-employee directors and key officers and employees. The total number of shares of common stock reserved for issuance under the Long-Term Incentive Plan is 251,238. Options granted in 1999 and 1998 are exercisable 25% each year over the four-year period after the date of grant.

     Under both the Stock Option Plan and the Long-Term Incentive Plan, the option price cannot be less than the fair market value of the common stock on the date of the grant, and options expire no later than ten years after the date of the grant.

                                                                          Year Ended December 31,
                                                 1999                             1998                    1997
                                        -------------------------------------------------------------------------------
                                                     Weighted                        Weighted                Weighted
                                                      Average                         Average                 Average
                                                     Exercise                        Exercise                Exercise
                                        Shares         Price            Shares         Price        Shares      Price
                                        ------    ---------------       ------    -----------       ------  -----------
Outstanding at beginning
     of year                             249,110       $ 10.50         271,938       $   6.09      343,149    $  5.40

Granted                                   66,000         18.00          67,000          22.25       12,705      15.00

Exercised                                (27,278)         5.07         (84,798)          5.31      (83,916)      4.63

Forfeited                                      -             -          (5,030)         15.65            -          -
                                        --------                      --------                    --------

Outstanding at end of year               287,832         12.73         249,110          10.50      271,938       6.09
                                        --------                      --------                    --------

Options exercisable at
     year end                            173,574                       164,331                     233,424


     The weighted average fair value of options granted during 1999, 1998 and 1997 was $5.32, $6.09 and $4.89, respectively.

     The weighted  average fair value of all of the options  granted  during the
period  1995  through   1999  has  been   estimated   using  the   Black-Scholes
option-pricing model with the following weighted average assumptions:

                                                                           Year Ended December 31,
                                                          1999                       1998                      1997
                                               --------------------------------------------------------------------
Annual dividend yield                                    3.33%                      2.70%                      2.22%
Weighted average risk-free interest rate                 6.46%                      4.76%                      6.47%
Weighted average expected volatility                    31.00%                     29.00%                     28.00%
Weighted average expected life in years                   6.0                        6.0                        6.3


     The provisions of FAS 123 require pro forma disclosure of compensation expense for the Company based on the fair value of the awards at the date of the grant. Under those provisions, the Company's net income and earnings per share would have been reduced to the following pro forma amounts (in thousands, except per share data):

                                                                          Year Ended December 31,
                                                        1999                       1998                        1997
                                              ----------------------------------------------------------------------
Net income:
       As reported                                 $    6,059                   $  6,115                   $   6,003
       Pro forma                                        5,960                      6,071                       5,973

Basic earnings per share:
       As reported                                 $     1.32                   $   1.30                   $    1.24
       Pro forma                                         1.30                       1.29                        1.23

Diluted earnings per share:
       As reported                                 $     1.30                   $   1.27                   $    1.20
       Pro forma                                         1.28                       1.26                        1.20


       The following table summarizes information about the options outstanding at December 31, 1999:


                                              Options Outstanding                                 Options Exercisable
                           ---------------------------------------------------------     --------------------------------------

                                                        Weighted
                                                         Average          Weighted                             Weighted
                                                        Remaining         Average                              Average
       Range of                    Number              Contractual        Exercise         Number              Exercise
    Exercise Prices             Outstanding               Life             Price         Exercisable             Price
-----------------------    ------------------     -----------------   ----------------   -----------      -----------------
     $3.84                         92,716                 2.58        $   3.84             92,716            $   3.84
     $5.95                          8,703                 0.83            5.95              8,703                5.95
     $7.09 to $7.73                16,152                 4.23            7.49             16,152                7.49
     $11.55 to $12.34              29,004                 6.54           11.95             25,077               12.01
     $15.00                        10,257                 7.17           15.00              4,926               15.00
     $18.00                        66,000                 9.75           18.00                  -               18.00
     $22.25                        65,000                 8.45           22.25             26,000               22.25
                                ---------                                                --------
                                  287,832                 6.15           12.73            173,574                8.54
                                ---------                                                 -------




Management Recognition Plan

     The objective of the MRP is to enable the Company to retain personnel of experience and ability in key positions of responsibility. The MRP was authorized to acquire up to 2% of the shares of common stock of the Company issued in the conversion. The Bank contributed $247,250 to the MRP to enable the MRP trustees to acquire a total of 64,500 shares of the common stock in the conversion at $3.84 per share. As a result of an oversubscription in the subscription offering, the MRP was able to acquire only 45,000 shares in the conversion. In 1997, the MRP purchased 14,118 additional shares at an average price of approximately $15.13 per share. No shares were purchased in 1999 or 1998.

     A total of 37,086 shares were granted in 1992 and vested 20% each year over five years beginning in 1993. The shares granted in 1996 and 1997 vest at the end of three to five years. Compensation expense, which is recognized as shares vest, totaled $73,000, $72,000, and 122,000 for 1999, 1998 and 1997,
respectively. The unamortized cost of the shares purchased, which represents deferred compensation, is reflected as a reduction of stockholders' equity in the Company's consolidated statement of financial condition.

     A summary of MRP grants is as follows:


                                                                                   Year Ended December 31,
                                                                        1999                1998                1997
                                                                     -----------------------------------------------

         Outstanding at beginning of year                              31,275              34,182              30,393
         Granted                                                            -                   -              14,118
         Exercised                                                     (6,183)             (2,907)            (10,329)
                                                                   --------------------------------------------------
         Outstanding at end of year                                    25,092              31,275              34,182
                                                                   --------------------------------------------------


     No grants were forfeited during 1999 and 1997 and no grants were exercisable at December 31, 1999, 1998, and 1997. During 1998, 3,783 shares were forfeited and returned to the outstanding balance. At December 31, 1999, the weighted average period until the awards become vested is approximately one year. The weighted average fair value of shares granted in 1997 was $15.00.

Note 17
Commitments and Financial Instruments With Off-Balance Sheet Credit Risk

     The Company is a party to financial instruments with off-balance sheet credit risk in the normal course of business to meet the financing needs of its customers and, to a lesser extent, to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit in the form of loans or through letters of credit, interest rate caps and interest rate swaps. At December 31, 1999, financial instruments with off-balance sheet risk are limited to outstanding loan commitments and letters of credit. There are no open interest rate cap or interest rate swap positions at December 31, 1999.

     Loan commitments are agreements to extend credit to a customer provided that there are no violations of the terms of the contracts prior to funding. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by the customer. Because certain of the commitments are expected to be withdrawn or expire unused, the total commitment amount does not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case- by-case basis. The type and amount of collateral obtained varies but generally includes real estate or personal property.

     The Company had loan commitments, excluding the undisbursed portion of construction and acquisition and development loans, as follows (in thousands):


                                                                           December 31,
                                                                       1999             1998
                                                                  ---------------------------
Commitments outstanding:
  Mortgage loans:
    Fixed rate (rates between 7.75% and 11.23% at
                1999 and between 6.00% and 8.25% at 1998)         $    2,938      $     4,615
    Variable rate                                                      3,766            1,219
  Commercial business loans                                            3,448            5,617
                                                                  ---------------------------
                                                                  $   10,152      $    11,451
                                                                  ---------------------------

     At December 31, 1999, the Company has granted unused consumer and commercial lines of credit of $31,864,000 and $15,752,000, respectively, and has commitments to purchase loans totaling $850,000.

     Standby letters of credit are written unconditional commitments issued to guarantee the performance of a customer to a third party and total approximately $6,526,000 at December 31, 1999. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending a loan and the collateral obtained, if any, varies but generally includes real estate or personal property. Because most of these letters of credit expire without being drawn upon, they do not necessarily represent future cash requirements.

     Commitments to purchase securities are contracts for delayed delivery of securities in which the seller agrees to make delivery on a specified future date of a specified instrument, with a specified coupon, for a specified price. At December 31, 1999, the Company had no such commitments.

     Rent expense under long-term operating leases for property approximates $1,015,000, $713,000, and $709,000 for the years ended December 31, 1999, 1998 and 1997, respectively. The minimum rental commitments under noncancelable leases with an initial term of more than one year for the years ending December 31, are as follows (in thousands):

                        2000                            $    848
                        2001                                 724
                        2002                                 506
                        2003                                 448
                        2004                                 443
                        Thereafter                         1,168
                                                        --------
                                                        $  4,137
                                                        --------

Note 18
Regulatory matters

Capital Adequacy

     The Bank is subject to various regulatory capital requirements administered by the Office of Thrift Supervision ("OTS"). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors.

     As set forth in the table below, quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of tier 1 (core) capital to adjusted total assets, of tier 1 risk-based and total risk-based capital to risk-weighted assets and tangible equity capital to adjusted total assets. As of December 31, 1999, the Bank exceeded all capital adequacy requirements to which it is subject.

     As of December 31, 1999, the most recent notification from the OTS categorized the Bank as "well capitalized" under the framework for prompt corrective action. To be considered well capitalized under prompt corrective action provisions, the Bank must maintain capital ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's categorizations.

     The Bank's actual capital amounts and ratios are as follows (dollars in thousands):


                                                                                                               Required for
                                                 Actual                           Required                   Well Capitalized
                                         ----------------------------      -----------------------    ----------------------------

                                           Amount         Ratio             Amount         Ratio              Amount         Ratio
                                           ------         -----             ------         -----              ------         -----

As of December 31, 1999:

Tier 1 (core) capital                    $  47,444        7.1%         $   26,877           4.0%           $  33,597         5.0%
Tier 1 risk-based capital                   47,444       10.8              17,603           4.0               26,405         6.0
Total risk-based capital                    51,271       11.7              35,207           8.0               44,008        10.0
Tangible equity capital                     47,444        7.1              13,439           2.0                    -           -

As of December 31, 1998:

Core capital                             $  45,271        7.1%         $   25,481           4.0%           $  31,851         5.0%
Tier 1 risk-based capital                   45,271       10.5              17,221           4.0               25,832         6.0
Total risk-based capital                    49,074       11.4              34,442           8.0               43,053        10.0
Tangible capital                            45,271        7.1              12,740           2.0                    -           -




Dividend Restrictions

     The Bank's capital exceeds all of the capital requirements imposed by FIRREA. OTS regulations provide that an association whose (i) proposed capital distribution does not exceed the retained earnings for that year combined with the retained earnings of the preceding two years, and (ii)exceeds all fully phased-in capital requirements before and after a proposed capital distribution can, after prior notice but without the approval by the OTS, make capital distributions during the calendar year. Any additional capital distributions require prior regulatory approval.

     The Company is subject to the restrictions of Delaware law, which generally limit dividends to the amount of a corporation's surplus or, in the case where no such surplus exists, the amount of a corporation's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Note 19
Stockholders' Equity

     As part of the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank, the Bank established a liquidation account for the benefit of eligible depositors who continue to maintain their deposit accounts in the Company after conversion. In the unlikely event of a complete liquidation of the Bank, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then current adjusted balance for deposit accounts held, before distribution may be made with respect to the Bank's capital stock. The Bank may not declare or pay a cash dividend to the Company on, or repurchase any of, its capital stock if the effect thereof would cause the retained earnings of the Bank to be reduced below the amount required for the liquidation account. Except for such restrictions, the existence of the liqui dation account does not restrict the use or application of the Bank's retained earnings. At December 31, 1999, the liquidation account balance was $2,747,000.

Note 20
Related Party Transactions

     The Company has made loans to executive officers, directors, and to companies in which the executive officers and directors have a financial interest. The following is a summary of related party loans (in thousands):

Balance at January 1, 1999                                        $    4,295
Originations - 1999                                                    1,980
Repayments - 1999                                                     (1,459)
                                                                  ----------
Balance at December 31, 1999                                      $    4,816
                                                                  ----------

     Under the Company's current policy, related party loans are made on substantially the same terms, including interest rate and collateral requirements, as are available to the general public. The Company believes loans to related parties do not involve more than the normal risk of collectibility. Commitments to extend credit and letters of credit to related parties totaled $1,566,000 at December 31, 1999.

Note 21
Disclosures About Fair Value of Financial Instruments

     The following summary presents the methodologies and assumptions used to estimate the fair value of the Company's financial instruments presented below. The Company operates as a going concern and except for its investment securities portfolio and certain residential loans, no active market exists for its financial instruments. Much of the information used to determine fair value is highly subjective and judgmental in nature and therefore the results may not be precise. The subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality, and interest rates, all of which are subject to change. Since the fair value is estimated as of December 31, 1999, the amounts which will actually be realized or paid upon settlement or maturity of the various instruments could be significantly different.

Cash and Federal Funds Sold

     For cash and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment Securities

     Fair values are based on quoted market prices or dealer quotes for U.S. Treasury securities, other U.S. government agency securities, and mortgage-backed certificates. As required by FAS 115, securities available for sale are recorded at fair value.

Loans

     The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities, or based on quoted market prices for mortgage-backed certificates securitized by similar loans, adjusted for differences in loan characteristics. The risk of default is measured as an adjustment to the discount rate, and no future interest income is assumed for nonaccrual loans.

     The fair value of loans does not include the value of the customer relationship or the right to fees generated by the account.

Federal Home Loan Bank Stock

     The carrying value of Federal Home Loan Bank stock is a reasonable estimate of the fair value.

Deposit Liabilities

     The fair value of deposits with no stated maturities (which includes demand deposits, savings accounts, and money market depos its) is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using a discounted cash flow model based on the rates currently offered for deposits of similar maturities.

     FAS 107 requires deposit liabilities with no stated maturity to be reported at the amount payable on demand without regard for the inherent funding value of these instruments. The Company believes that significant value exists in this funding source.

Short-term Borrowings

     For short-term borrowings (which include short-term advances from the Federal Home Loan Bank and securities sold under agreements to repurchase), the carrying amount is a reasonable estimate of fair value.

Long-term Borrowings

     Rates currently available to the Company for borrowings with similar terms and remaining maturities are used to estimate fair value of existing borrowings.

Loan Commitments and Standby Letters of Credit

     The Company has reviewed its loan commitments and standby letters of credit and determined that differences between the fair value and notional principal amounts are not significant.

The estimated fair values of the Company's financial instruments that differ from their carrying amount are as follows (in thousands):


                                                                         December 31,
                                                            1999                             1998
                                                 ---------------------------      -------------------------
                                                  Carrying           Fair          Carrying          Fair
                                                   Amount           Value           Amount          Value
                                                 ---------------------------      -------------------------
Financial assets:
  Loans held for investment, net                 $ 469,618       $ 466,852       $ 484,783      $ 489,598
Financial liabilities:
  Deposits with stated maturities                  247,685         248,248         265,814        267,603
  Long-term borrowings                              15,000          14,491          75,000         77,228


     As mentioned in the assumptions above, the estimated fair value of loans and deposits does not include any value for the customer relationship or the right to future fee income which may be generated by these relationships.

Note 22
Condensed Parent Company Only Financial Statements

     The following condensed financial statements for CENIT Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.


Condensed Statement of Financial Condition
(In thousands)

                                                                             December 31,
                                                                        1999             1998
                                                                  ---------------------------


Assets:
  Cash                                                            $       53      $        56
  Securities available for sale at fair value                            250              250
  Equity in net assets of the Bank                                    50,064           49,420
  Other assets                                                         1,216              776
                                                                  ---------------------------
                                                                  $   51,583      $    50,502
                                                                  ---------------------------

Liabilities:
  Other liabilities                                               $      318      $       426
                                                                  ---------------------------

                                                                  ---------------------------
Stockholders' equity                                                  51,265           50,076
                                                                  ---------------------------
                                                                  $   51,583      $    50,502
                                                                  ---------------------------



Condensed Statement of Operations
(In thousands)

                                                                                 Year Ended December 31,
                                                                         1999            1998             1997
                                                                   -------------------------------------------
Equity in earnings of the Bank                                     $    6,293      $    6,520      $     6,767
Interest income                                                            23              22               --
Interest expense                                                           --             (76)            (110)
Salaries and employee benefits                                           (118)           (296)            (349)
Expenses related to proxy contest
  and other matters                                                        --              --             (405)
Professional fees                                                        (182)           (202)            (247)
Other expenses                                                            (88)            (86)             (87)
                                                                   -------------------------------------------
Income before income taxes                                              5,928           5,882            5,569
Benefit from income taxes                                                 131             233              434
                                                                   -------------------------------------------
Net income                                                         $    6,059      $    6,115      $     6,003
                                                                   -------------------------------------------

Condensed Statement of Cash Flows
(In thousands)

                                                                              Year Ended December 31,
                                                                         1999            1998            1997
                                                                  -------------------------------------------

Cash flows from operating activities:

     Net income                                                   $    6,059      $     6,115     $     6,003
     Add (deduct) items not affecting cash:
                (Undisbursed earnings)distributions in
                  excess of earnings of the Bank                      (1,819)           1,399          (3,157)
                Amortization                                               -                6               3
                (Increase) decrease in other assets                     (138)           1,860            (114)
                (Decrease) increase in liabilities                       (34)             (73)            189
                                                                  -------------------------------------------
                  Net cash provided by operations                      4,068            9,307           2,924
                                                                  -------------------------------------------

Cash flows from investing activities:
     Purchase of securities available for sale                            --             (250)             --
                                                                  -------------------------------------------
                  Net cash used for investing activities                  --             (250)             --
                                                                  -------------------------------------------

Cash flows from financing activities:
     Cash dividends paid                                              (2,745)          (1,931)         (1,627)
     Net proceeds from issuance of common stock                          137              173             357
     Increase in other borrowings                                         --               --           4,000
     Principal payments on other borrowings                               --           (2,575)         (1,425)
     Common stock repurchases                                         (1,463)          (4,669)             --
     Purchase of common stock by ESOP                                     --               --          (4,232)
                                                                  -------------------------------------------
                  Net cash used for financing activities              (4,071)          (9,002)         (2,927)
                                                                  -------------------------------------------
Net (decrease) increase in cash and cash
     equivalents                                                          (3)              55              (3)

Cash and cash equivalents at beginning of period                          56                1               4
                                                                  -------------------------------------------
Cash and cash equivalents at end of period                        $       53      $        56     $         1
                                                                  -------------------------------------------

Note 23
Quarterly Results of Operations (Unaudited)
(Dollars in thousands, except per share data)



                                                                                Year Ended December 31, 1999
                                                                    First           Second          Third           Fourth
                                                                   Quarter          Quarter        Quarter          Quarter
                                                               ------------------------------------------------------------

Total interest income                                          $   10,727      $    10,568     $    10,690     $    11,327
Total interest expense                                              5,380            5,324           5,448           5,829
                                                               -----------------------------------------------------------
    Net interest income                                             5,347            5,244           5,242           5,498
Provision for loan losses                                              14               22              39              23
                                                               -----------------------------------------------------------
    Net interest income after provision
       for loan losses                                              5,333            5,222           5,203           5,475
Other income                                                        1,831            1,824           1,891           1,587
Other expenses                                                      4,875            4,840           4,549           4,634
                                                               -----------------------------------------------------------
Income before income taxes                                          2,289            2,206           2,545           2,428
Provision for income taxes                                            824              794             916             874
                                                               -----------------------------------------------------------
    Net income                                                 $    1,465      $     1,412     $     1,629     $     1,554
                                                               -----------------------------------------------------------
Earnings per share:
    Basic                                                      $      .32      $       .31     $       .35     $       .34
                                                               -----------------------------------------------------------
    Diluted                                                    $      .31      $       .30     $       .35     $       .33
                                                               -----------------------------------------------------------
Dividends per common share                                     $      .15      $       .15     $       .15     $       .15
                                                               -----------------------------------------------------------



                                                                                Year Ended December 31, 1998
                                                                    First           Second          Third          Fourth
                                                                   Quarter          Quarter        Quarter         Quarter
                                                               -----------------------------------------------------------


Total interest income                                          $   12,564      $    12,317     $    11,367     $    10,783
Total interest expense                                              7,177            7,014           6,006           5,608
                                                               -----------------------------------------------------------
    Net interest income                                             5,387            5,303           5,361           5,175
Provision for loan losses                                             204              136             100              70
                                                               -----------------------------------------------------------
    Net interest income after provision
       for loan losses                                              5,183            5,167           5,261           5,105
Other income                                                        1,565            1,869           1,803           1,776
Other expenses                                                      4,498            4,701           4,506           4,492
                                                               -----------------------------------------------------------
Income before income taxes                                          2,250            2,335           2,558           2,389
Provision for income taxes                                            793              831             934             860
                                                               -----------------------------------------------------------
    Net income                                                 $    1,457      $     1,504     $     1,624     $     1,529
                                                               -----------------------------------------------------------
Earnings per share:
    Basic                                                      $      .31      $       .32     $       .34     $       .33
                                                               -----------------------------------------------------------
    Diluted                                                    $      .30      $       .31     $       .33     $       .33
                                                               -----------------------------------------------------------
Dividends per common share                                     $      .10      $       .10     $       .10     $       .11
                                                               -----------------------------------------------------------

NOTE: May not add to total for year due to rounding.

Report of Independent Accountants
-------------------------------------------------------------------------------

[LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP APPEARS HERE]


To the Board of Directors and
Stockholders of CENIT Bancorp, Inc.
Norfolk, Virginia

In our opinion, the accompanying consolidated statement of financial condition and the related consolidated statements of operations, of comprehensive income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of CENIT Bancorp, Inc. and its subsidiary at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of the financial statements of CENIT Bancorp, Inc. in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP

Virginia Beach, Virginia
February 10, 2000

Corporate Information
------------------------------------------------------------------------------

- Executive Offices

   Main Street Tower, Suite 1350
   300 East Main Street
   Norfolk, VA 23510-1753
   Telephone (757) 446-6600

- Banking Offices

Norfolk

   745 Duke Street
   300 East Main Street
   2203 East Little Creek Road
   Super Kmart Center, 6101 Military Highway

Portsmouth
   3315 High Street
   5627 High Street

Chesapeake

   675 North Battlefield Boulevard
   2600 Taylor Road
   2612 Taylor Road
   (Mortgage Loan Production Office)

Virginia Beach

   1616 Laskin Road
   699 Independence Boulevard
   905 Kempsville Road
   641 Lynnhaven Parkway
   3001 Shore Drive
   4801 Columbus Street
   Super Kmart Center, 3901 Holland Road

Newport News
   13307 Warwick Boulevard

Hampton

   2205 Executive Drive
   550 Settlers Landing Road

York County

   Victory Boulevard and Commonwealth Drive
   (Retail, Mortgage, Real Estate & Commercial Offices)
   Super Kmart Center, 5007 Victory Boulevard

- Subsidiary of CENIT Bank
   CENIT Commercial Mortgage Corporation


- Personal & Commercial Banking Services
   CENIT Online Banking www.cenit.com

Personal Banking
   Checking and Savings Accounts
   Retirement Accounts
   24 Hour Banking ATMs
     Members, HONOR (R) PLUS
     VISA (R) Networks with access to DISCOVER
     MASTERCARD (R) AMERICAN EXPRESS (R)
     ARMED FORCES FINANCIAL (R) (AFFN)
   BankLine(sm) 24 Hour Account Information
   Full Service Investment Brokerage
   Safe Deposit Boxes
   Construction and Permanent
     Residential Mortgages
   Lot Loans
   Equity Loans and Lines of Credit
   Car and Personal Loans
   Personal Credit Cards
   Private Banking Services

Commercial Banking
   Business Checking Accounts
   Interest Deposit Accounts
   Interest on Lawyers' Trust Accounts
   ESTEEM (sm) Banking for Medical Professionals
   BusinessManager (R) Receivables Financing
   Corporate Cash Management Services
   Wire Transfers and EFT Services
   Corporate Credit Cards
   Merchant BankCard Processing
   Loans to Businesses
     Small Business Administration (SBA)
      Government Guaranteed Loans
     Construction and Permanent
      Commercial Mortgages
     Lines of Credit
     Term Loans
     Equipment Loans
   Commercial Mortgage Loan Brokerage

CENIT Bank Retail Banking Offices
------------------------------------------------------------------------------


                               [GRAPHIC OMITTED]

                                [MAP SHOWN HERE]



                                   Norfolk
                               1 - 745 Duke Street
                               2 - 300 East Main Street
                               3 - 2203 E. Little Creek Road
                               4 - Super Kmart, 6101 Military Hwy.

                                   Chesapeake
                               5 - 675 N. Battlefield Boulevard
                               6 - 2600 Taylor Road

                                   Portsmouth
                               7 - 5627 High Street
                               8 - 3315 High Street

                                   Virginia Beach
                               9 - 1616 Laskin Road
                              10 - 699 Independence Boulevard
                              11 - 905 Kempsville Road
                              12 - 641 Lynnhaven Parkway
                              13 - 3001 Shore Drive
                              14 - 4801 Columbus Street
                              15 - Super Kmart, 3901 Holland Road

                                   Hampton
                              16 - 2205 Executive Drive
                              17 - 550 Settlers Landing Road

                                   Newport News
                              18 - 13307 Warwick Boulevard

                                   York County
                              19 - Victory and Commonwealth
                              20 - Super Kmart, 5007 Victory

Investor Information
------------------------------------------------------------------------------

-    Annual Meeting of Stockholders

     The Annual Meeting of Stockholders of
CENIT Bancorp, Inc. will be held at 5:00 p.m.
on Wednesday, June 14, 2000 in the theater of the Chrysler Museum of Art, 245 West Olney
Road, Norfolk, Virginia. All stockholders are cordially invited to attend.

-    Stock Price Information

     CENIT Bancorp, Inc. Common Stock trades
on The Nasdaq Stock Market(R) under the
symbol CNIT. Newspapers and other stock tables may identify the stock under various abbreviations for CENIT Bancorp, Inc.

     The table below shows the reported high
and low sales prices of CENIT Bancorp, Inc.
Common Stock by quarters in fiscal years
1999 and 1998.
                  1999                    1998

Quarter      High        Low          High        Low
-------------------------------------------------------

First        $23.13      $19.38       $29.00     $23.33
-------------------------------------------------------

Second       $20.88      $18.00       $28.67     $20.50
-------------------------------------------------------

Third        $19.50      $16.50       $24.63     $16.75
-------------------------------------------------------

Fourth       $19.00      $16.88       $21.50     $14.13
-------------------------------------------------------

     Source: The Nasdaq Stock Market (R)

Note:
    Sales prices have been restated for the 3-for-1 stock split declared on March 24, 1998.



-   Stock Transfer Agent

    ChaseMellon Shareholder Services
    15th Floor, 450 West 33rd Street
    New York, NY  10001-2697

    Questions regarding your account should
    be referred in writing or by telephone to:

    ChaseMellon Financial Services
    85 Challenger Road
    Overpeck Centre
    Ridgefield Park, NJ  07660-2108
    Telephone 1-800-526-0801

-   Annual Report on Form 10-K and
    Additional Information

    A copy of Form 10-K as filed with the
    Securities and Exchange Commission is
    available without charge to stockholders upon written request. Requests for this or other financial information about CENIT
    Bancorp, Inc. should be directed to:

    Stuart F. Pollard
    Vice President and
    Director of Investor Relations
    CENIT Bancorp, Inc.
    Post Office Box 1811
    Norfolk, VA  23501-1811
    Intsernet:  spollard@cenit.com

- Independent Accountants

    PricewaterhouseCoopers LLP
    One Columbus Center, Suite 400
    Virginia Beach, Virginia 23462

[BACK COVER]

     CENIT BANCORP, INC.
     Main Street Tower, Suite 1350
     300 East Main Street
     Norfolk, Virginia 23510-1753